Exhibit 10.32

Redacted Exhibit: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [*],
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMOND STATE GENERATION PARTNERS, LLC

dated as of December 23, 2019

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Article I DEFINITIONS	2

1.1	Definitions 2

Article II FORMATION; OFFICES; TERM	2

2.1	Formation of the Company 2

2.2	Name 2

2.3	Term 2

2.4	Purpose 2

2.5	Powers 3

2.6	Offices 3

2.7	Title to Company Assets 3

2.8	No Partnership Intended 3

Article III RIGHTS AND OBLIGATIONS OF THE MEMBERS	3

3.1	Membership Interests. 3

3.2	Actions by the Members. 5

3.3	Management Rights 6

3.4	Other Activities 6

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3.5	No Right to Withdraw 7

3.6	Limitation of Liability of Members. 7

3.7	Liability for Deficits 10

3.8	Company Property 10

3.9	Retirement, Resignation, Expulsion, Bankruptcy or Dissolution of a Member 10

3.10	Withdrawal of Capital 10

3.11	[Reserved]. 10

3.12	Covenants. 10

3.13	Closing Obligations 11

3.14	Events of Default 11

3.15	Separateness 12

Article IV CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	13

4.1	Capital Contributions. 13

4.2	Capital Accounts. 13

Article V ALLOCATIONS	15

5.1	Maintenance of Separate Records for Phase 1 New Systems and Phase 2 New Systems 15

5.2	Revenue and Expense Statement. 18

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5.3	Allocations 19

5.4	Adjustments 20

5.5	Tax Allocations. 21

5.6	Transfer or Change in Company Interest 22

5.7	Timing of Allocations 22

Article VI DISTRIBUTIONS	22

6.1	Distributions. 22

6.2	Withholding Taxes 25

6.3	Limitation upon Distributions 26

6.4	No Return of Distributions 26

Article VII ACCOUNTING AND RECORDS	26

7.1	Reports. 26

7.2	Books and Records and Inspection. 27

7.3	Bank Accounts, Notes and Drafts. 29

7.4	Intentionally Omitted. 29

7.5	Partnership Status and Tax Elections. 29

7.6	Company Tax Returns. 30

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7.7	Tax Audits. 31

7.8	Cooperation 32

7.9	Fiscal Year 32

Article VIII MANAGEMENT	33

8.1	Management 33

8.2	Managing Member. 33

8.3	Major Decisions. 35

8.4	Insurance. 35

8.5	Notice of Material Breach 36

8.6	Letter of Credit. 36

Article IX TRANSFERS, CHANGES OF CONTROL AND INDEMNIFICATION	37

9.1	Restrictions Applicable to All Transfers by Members. 37

9.2	Conditions to Transfers of Membership Interests 38

9.3	[Reserved]. 39

9.4	Conditions to Changes of Control of Upstream Entities. 39

9.5	Certain Permitted Transfers 40

9.6	Regulatory and Other Authorizations and Consents 40

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9.7	Admission 40

9.8	Security Interest Consent 41

9.9	Tag-along Rights. 41

9.10	Indemnification; Other Rights of the Members. 43

9.11	Indemnification of Members by the Company 45

9.12	Direct Claims 45

9.13	Third Party Claims 45

9.14	No Duplication 46

9.15	Sole Remedy 47

9.16	Final Date for Assertion of Indemnity Claims 47

9.17	Reasonable Steps to Mitigate 47

9.18	Net of Insurance Benefits 47

9.19	No Consequential Damages 47

9.20	Payment of Indemnification Claims 48

9.21	Repayment; Subrogation 48

Article X DISSOLUTION AND WINDING-UP	48

10.1	Events of Dissolution 48

10.2	Distribution of Assets. 49

10.3	In-Kind Distributions 50

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10.4	Certificate of Cancellation. 50

Article XI MISCELLANEOUS	50

11.1	Notices 50

11.2	Amendment 50

11.3	Partition 51

11.4	Waivers and Modifications 51

11.5	Severability 51

11.6	Successors; No Third-Party Beneficiaries 51

11.7	Entire Agreement 52

11.8	Governing Law 52

11.9	Further Assurances 52

11.10	Counterparts 52

11.11	Dispute Resolution 52

11.12	Confidentiality. 52

11.13	Joint Efforts 54

11.14	Specific Performance 54

11.15	Survival 55

11.16	Effective Date 55

11.17	Recourse Only to Member 55

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ANNEXES
Annex I	Definitions
Annex II	Membership Interests
SCHEDULES
Schedule 4.2(d)	Member Names and Addresses
Schedule 5.2	Revenue and Expense Statement Information
Schedule 8.4	Required Insurance

EXHIBITS
Exhibit A	Form of Class A Membership Interests Certificate
Exhibit B	Form of Class B Membership Interests Certificate
Exhibit C	Form of Class C Membership Interests Certificate
Exhibit D	Form of Assignment Agreement
Exhibit E	Major Decisions
Exhibit F	Form of Operations Report
Exhibit G	Form of Class B Draw Request
Exhibit H	Form of Class C Draw Request

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FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMOND STATE GENERATION PARTNERS, LLC
THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of December 23, 2019 by and among Diamond State Generation Holdings, LLC, a Delaware limited liability company (the “Class A Member”), SP Diamond State Class B Holdings, LLC, a Delaware limited liability company (“Southern” or the “Class B Member”) and Assured Guaranty Municipal Corp., a New York insurance company (“Class C Member”), and acknowledged and agreed for purposes of Section 8.6(g), the Company. This Agreement amends and restates the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 14, 2019, including all amendments thereto (the “Third A&R LLCA”), in its entirety in accordance with the following terms and conditions.
Preliminary Statements
WHEREAS, the Company is organized under the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). The Certificate of Formation (as amended and restated from time to time, the “Certificate” or “Certificate of Formation”) was filed on April 14, 2011 with the Secretary of State of the State of Delaware. Pursuant to that certain Certificate of Amendment of Certificate of Formation of Germinis 2011 Generation Partners, LLC, filed on May 26, 2011 with the Secretary of State of the State of Delaware by an authorized person under Section 18-202 of the Act, the Certificate was amended on May 27, 2011 to reflect a change in name from “Germinis 2011 Generation Partners, LLC” to “Diamond State Generation Partners, LLC”;
WHEREAS, pursuant to the Equity Capital Contribution Agreement among Bloom, the Company, the Class A Member, the Class B Member and the Class C Member, dated as of the date hereof (the “ECCA”), the Class C Member has agreed to make capital contributions to the Company, including one on the date hereof, in return for the issuance of 100% of the Class C Membership Interests in the Company; and
WHEREAS, upon issuance of the Class C Membership Interests in the Company, the Members desire to amend and restate the Third A&R LLCA.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which

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are hereby acknowledged, the parties agree, effective as of the date hereof (the “Effective Date”), that:
A.There shall be three classes of Membership Interests, Class A Membership Interests, Class B Membership Interests and Class C Membership Interests, as set forth on Annex II;
B.The Class C Member is admitted to the Company, and the Class A Member, the Class B Member and the Class C Member are the sole Members of the Company on the date hereof; and
C.The Third Amended and Restated Limited Liability Company Agreement of the Company is hereby amended and restated in its entirety as set forth herein.

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Article I

DEFINITIONS
1.1    Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Annex I.
ARTICLE II

FORMATION; OFFICES; TERM
2.1    Formation of the Company. The Company is organized under the provisions of the Act. The Certificate was filed on April 14, 2011 with the Secretary of State of the State of Delaware and amended as set forth above to reflect a change in name from “Germinis 2011 Generation Partners, LLC” to “Diamond State Generation Partners, LLC.”
2.2    Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Diamond State Generation Partners, LLC.” The name of the Company may be changed from time to time by amendment of the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by Applicable Law.
2.3    Term. The Company’s existence shall be perpetual unless earlier terminated pursuant to the provisions of this Agreement.
2.4    Purpose. The Company has been formed for the object and purpose of: (i) installing, owning and operating a number of Systems having an aggregate nameplate capacity of up to 27.5 MW, and consisting of 17.7 MW of Phase 1 New Systems and 9.8 MW of Phase 2 New Systems, (ii) entering into the Southern ECCA, the ECCA, the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the MOMA, the Site Leases, and all other contracts necessary or useful in connection with the purchase, installation, ownership and operation of the Systems and Project, (iii) making tax filings, (iv) requesting Capital Contributions on each Subsequent Funding Date from the Class C Member through Funding Notices and as set forth herein, and (v) all such other actions reasonably related to carrying out the foregoing.
2.5    Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, and shall have and may exercise all powers and authorities, statutory or otherwise, conferred upon limited liability companies under the laws of the State of Delaware.
2.6    Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Applicable Law. The registered agent of the Company in the

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State of Delaware shall be the registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Applicable Law. The principal office of the Company shall be 30 Ivan Allen Jr. Blvd., NW, Atlanta, GA 30308, or at such other location as may be from time to time determined by the Managing Member. The Company may have such other offices as the Managing Member may designate.
2.7    Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Managing Member or officer of the Company, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets shall be held in the name of the Company. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.
2.8    No Partnership Intended. The Members intend that the Company not be a partnership, limited partnership, joint venture or other arrangement other than for tax purposes under the Code, the applicable Treasury Regulations and any state, municipal or other income tax law or regulation, and this Agreement shall not be construed to suggest otherwise.
ARTICLE III

RIGHTS AND OBLIGATIONS OF THE MEMBERS
3.1    Membership Interests.
(a)    The Membership Interests comprise 5 Class A Membership Interests, all of which are issued and held by the Class A Member on the Effective Date, 100 Class B Membership Interests, all of which are issued and held by the Class B Member on the Effective Date, and 100 Class C Membership Interests, all of which are issued and held by the Class C Member on the Effective Date. For the avoidance of doubt, the Members intend that the number of Membership Interests of any class shall have no bearing on the aggregate voting, economic or other rights of holders of Membership Interests of that class relative to the aggregate voting, economic or other rights of holders of any other class of Membership Interests, and this Agreement shall be construed consistently with that intent.
(b)    The Class A Membership Interests, the Class B Membership Interests and the Class C Membership Interests shall: (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) with respect to the Class A Membership Interests, the Class B Membership Interests and the Class C Membership Interests, be evidenced solely by certificates in the forms annexed hereto as Exhibit A, Exhibit B, and Exhibit C respectively, or such other form as may be prescribed from time to time by any Legal Requirements; (iii) be recorded in a register of Membership Interests, which register the Managing Member shall maintain; (iv) be transferable only on recordation of such Transfer in the register of Membership Interest,

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which recordation the Managing Member shall make, upon compliance with the provisions of Article IX hereof and upon presentation of the certificates duly endorsed for Transfer, or accompanied by assignment documentation in accordance with Article IX; (v) be “securities” governed by Article 8 of the UCC in any jurisdiction (x) that has adopted revisions to Article 8 of the UCC substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (y) whose laws may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Membership Interests in the Company; and (vi) be personal property.
(c)    The Company shall be entitled to treat the registered holder of a Membership Interest, as shown in the register of Membership Interests referred to in Section 3.1(b), as the Member owning such Membership Interest for all purposes of this Agreement, except that the Managing Member may record in the register of Membership Interest any security interest of a secured party pursuant to any security interest permitted by this Agreement.
(d)    If a Member Transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms in Article IX (other than a Transfer solely constituting a pledge, mortgage, encumbrance or hypothecation), the transferor shall automatically cease to be a Member.
(e)    Notwithstanding anything to the contrary in this Agreement, in the event the Class C Membership Interests are Transferred pursuant to Section 7.1(f) of the ECCA:
(i)    Any Phase 1 New Systems Income and Losses that otherwise would be allocated to the Class A Member (in its capacity as the Class A Member) with respect to any period or portion thereof beginning after the date of such Transfer shall instead be allocated to the Class B Member;
(ii)    Any amounts that otherwise would be distributed to the Class A Member in its capacity as the Class A Member after the date of such Transfer shall instead be distributed to the Class B Member;
(iii)    Any decision, action, approval or consent of the Members after such Transfer that would require the approval or consent of the Class C Member or of holders of any of the Class C Membership Interests but for the application of this Section 3.1(e) shall not require such approval or consent and shall only require the approval or consent of Members holding a majority of the outstanding Class B Membership Interests, if such decision, action, approval or consent relates to any contract or other agreement between the Company and Bloom or any Affiliate of Bloom, to any claims the Company may have against Bloom or any Affiliate of Bloom or to the selection or terms of engagement of a Successor Operator (including, for the avoidance of doubt, any decision, action, approval or consent with respect to any termination of any services under the Administrative Services Agreement, any removal or replacement of the Administrator, any removal

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or replacement of the Operator pursuant to the MOMA, any termination of the MOMA, any extension of the Warranty Period beyond the Tariff Date pursuant to the MOMA and any agreement to set off any amounts owed by or to the Company under any Transaction Documents, the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement); and
(iv)    If so requested by the Class B Member, the Class B Member and the Class C Member shall work together in good faith to amend this Agreement to the extent necessary to cause the aggregate voting, consent and approval rights possessed by the Class A Member and the Class C Member to be substantially the same as the voting, consent and approval rights possessed by the Class A Member pursuant to the Third A&R LLCA as in effect prior to the amendment and restatement of the Third A&R LLCA by this Agreement.
3.2    Actions by the Members.
(a)    Except as otherwise permitted by this Agreement (including Section 3.2(e) below), all actions of the Members shall be taken at meetings of the Members which may be requested by any Class B Member or Class C Member for any reason and shall be called by the Managing Member within 10 days following the written request of a Class B Member or a Class C Member. The Members may conduct any Company business at any such meeting that is permitted under the Act or this Agreement. Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company. Following each meeting, the minutes of the meeting shall be sent promptly to each Member.
(b)    Members may participate in any meeting of the Members by means of conference telephone or other communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.
(c)    The presence in person or by proxy of Members owning more than 50% of the aggregate Class B Membership Interests and more than 50% of the aggregate Class C Membership Interests shall constitute a quorum for purposes of transacting business at any meeting of the Members; provided that, in the event that a quorum is not present at or otherwise represented at a meeting of the Members duly called in accordance of this Section 3.2, the Managing Member may call a second meeting to occur no sooner than five (5) Business Days nor later than ten (10) Business Days after such notice from the Managing Member, and if a quorum is not present at such second meeting, the Members in attendance may, nonetheless, approve any actions reasonably necessary to protect the assets or ongoing revenue of the Company. For the avoidance of doubt, no decision or action of the Members (including any Major Decision) shall be agreed at any meeting, or otherwise taken, without a Class Majority Vote.
(d)    Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered by or at the direction of the Managing Member or of the Member calling such meeting, to each Member of record entitled

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to vote at such meeting not less than 5 Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Class B Members and Class C Members are present in person or by proxy.
(e)    Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of Members representing Members owning more than 50% of the outstanding Class B Membership Interests plus more than 50% of the outstanding Class C Membership Interests. The Members may conduct any Company business or take any action required of Members under this Agreement through written consent. Where action is authorized by written consent no prior notice is required and no meeting of Members needs to be called or noticed. A copy of any action taken by written consent must be sent promptly to all Members and all actions by written consent shall be filed with the minute books of the Company.
(f)    (i) No Class A Membership Interest shall be entitled to vote, (ii) each Class B Membership Interest shall be entitled to one vote, and (iii) each Class C Membership Interest shall be entitled to one vote, in each case for purposes of any vote, consent or approval of Members required under this Agreement or the Act. With respect to those matters required or permitted to be voted upon by the Members, or for which a consent or approval of Members is required or permitted (including Major Decisions), the affirmative vote, consent or approval of Members owning more than 50% of the outstanding Class B Membership Interests plus more than 50% of the outstanding Class C Membership Interests shall be required to authorize or approve such matters (including Major Decisions) (a “Class Majority Vote”).
3.3    Management Rights. No Member other than the Managing Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided herein, the Managing Member shall not hold out or represent to any third party that any other Member has any such power or right or that any other Member is anything other than a member in the Company. A Member, other than a Member who is the Managing Member, shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.
3.4    Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them.
3.5    No Right to Withdraw. Except in the case of Transfers in accordance with Article IX, no Member shall have any right to resign voluntarily or otherwise withdraw from the Company

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without the prior written consent of each of the remaining Class B Members and Class C Members in their sole and absolute discretion.
3.6    Limitation of Liability of Members.
(a)    Each Member and its officers, directors, shareholders, Affiliates, employees and agents (each, a “Member Party”) shall (i) have liability limited as described in the Act and other applicable Legal Requirements and (ii) not be liable to the Company or any Member for and be defended, indemnified and held harmless by the Company from any and all judgments, awards, causes of action, lawsuits, suits, proceedings, governmental investigations or audits, losses (including amounts paid in settlement of claims), assessments, fines, penalties, administrative orders or injunctions (including any loss of profits, consequential, punitive, incidental or special damages recovered by any Person other than a Member or an Affiliate of a Member), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts (“Claims”) arising out of the performance by such Member Party of its obligations under this Agreement so long as (A) the Member Party acted in good faith and in a manner reasonably believed by it to be in the best interest of or not opposed to the interest of the Company and (B) the Member Party’s actions did not constitute willful misconduct, fraud or gross negligence or willful breach of any of its covenants under this Agreement. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.
(b)    Each of the Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member or any officer or employee of the Company, or by any other individual as to matters that such Member reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, (i) the Managing Member shall be fully protected in relying on the directions of any other Member (other than any Member holding the same class of Membership Interests as the Managing Member) in connection with any action taken or direction given in accordance with this Agreement and (ii) shall have no liability to the Company or any other Member with respect to any action, omission or decision with respect to the management or operations of the Company if the Managing Member notifies the holders of each class of Membership Interests (other than Class A Membership Interests and any class of Membership Interests held by the Managing Member) of such action, omission or decision as proposed by the Managing Member (such notice, a “Proposed Action Notice”) and does not receive written notice of objection to such proposed action, omission or decision from holders of greater than fifty (50%) of each class of Membership Interests required to be so notified within ten (10) Business Days of delivery of such Proposed Action Notice.

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(c)    To the extent that, at law or in equity, a Member, in its capacity as a member or the Managing Member of the Company or otherwise, has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, such Member, acting under this Agreement, shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement; provided that this Section 3.6(c) shall not be construed as limiting the obligations or liabilities of such Member in any capacity other than a member or the Managing Member, whether pursuant to this Agreement or otherwise. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, in its capacity as a member or the Managing Member of the Company, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.
(d)    Except as otherwise provided in Section 9.10 hereof with respect to liability resulting from fraud or willful misconduct, with respect to its failure to pay any amount due to any Indemnified Parties under the Transaction Documents or with respect to Third Party claims, no Member, in its capacity as Managing Member or otherwise, shall have any liability of any kind to any other Member under this Agreement for monetary damages in an amount that would exceed its aggregate obligation to indemnify the Class A Indemnified Parties, the Class B Indemnified Parties or the Class C Indemnified Parties, as applicable, pursuant to Section 9.10.
(e)    No Member, in its capacity as Managing Member, as long as such capacity shall exist, shall have any liability to the Company, a Member, or any other Person bound by this Agreement for damages resulting from any actions by the Operator (including any breach or breaches of any of the Operator’s obligations, covenants or agreements under the MOMA or from any actions by any other Successor Operator engaged to operate and maintain the Project pursuant to Section 8.2(d)).
(f)    Powers and Immunities of Managing Member under Section 8.6.
(i)    Powers and Immunities. Managing Member shall not have any duties or responsibilities under Section 8.6 except those expressly set forth in Section 8.6. Managing Member shall take action under Section 8.6 only upon receipt of a completed Draw Request as set forth in Section 8.6. Whenever in the administration of Section 8.6 the Managing Member shall deem it necessary or desirable that a factual matter be proved or established in connection with Managing Member taking, suffering or omitting to take any action under Section 8.6, such matter may be deemed to be conclusively proved or established by a certificate of an authorized officer of the Class B Member in the case of any action relating to a Class B Draw Request or the Class C Member in the case of any action relating to a Class C Draw Request. Managing Member shall have the right at any time to seek instructions concerning the administration of Section 8.6 from a Class Majority Vote or any court of competent jurisdiction. Managing Member shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under Section 8.6.

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(ii)    Reliance. Under Section 8.6, Managing Member shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any Draw Request believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons and shall have no liability for its actions taken, suffered or omitted in good faith reliance thereon. Managing Member shall in all cases be fully protected in acting, or in refraining from acting, under Section 8.6 in accordance with a request of a Class Majority Vote, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Members and the Company. Managing Member shall be fully justified in failing or refusing to take any action under Section 8.6 if (a) such action would be contrary to Applicable Law, the requirements of the Issuing Bank, or the terms of Section 8.6, (b) such action is not specifically provided for in Section 8.6, or (c) the taking of any such action could expose it to potential liability.
(iii)    Court Orders. Managing Member is hereby authorized to obey and comply with all writs, orders, judgments, subpoenas, summons or decrees issued by any court or administrative agency affecting any money, documents or things held by Managing Member pursuant to Section 8.6. Managing Member shall not be liable to any of the parties under Section 8.6, their successors, or personal representatives by reason of Managing Member’s compliance with such writs, orders, judgments or decrees, notwithstanding that such writ, order, judgment or decree is later reversed, modified, set aside or vacated.
(iv)    No Fiduciary Obligations. Managing Member shall not have any fiduciary obligations or trust obligations with respect to the Letter of Credit and nothing in this Agreement shall be deemed or construed to impose any liability, responsibility, or obligation on Managing Member for payment of any of the expenses in connection with the Letter of Credit.
(v)    Indemnification. The Class B Members shall indemnify and hold harmless the Managing Member from any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel) which may be incurred by the Managing Member relating to or arising out of actions taken by the Managing Member pursuant to Section 8.6 in connection with a Class B Draw Request, except to the extent that any such liabilities, losses, damages, costs or expenses are caused by gross negligence, willful misconduct or bad faith of the Managing Member, as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction. The Class C Members shall indemnify and hold harmless the Managing Member from any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel) which may be incurred by the Managing Member relating to or arising out of actions taken by the Managing Member pursuant to Section 8.6 in connection with a Class C Draw Request, except to the extent that any such liabilities, losses, damages, costs or expenses are caused by gross negligence, willful misconduct or bad faith of the Managing Member, as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction. Each of the Members shall indemnify and hold harmless Managing Member from any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel) which

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may be incurred by Managing Member relating to or arising out of Section 8.6 and not described in either of the two preceding sentences, except to the extent that any such liabilities, losses, damages, costs or expenses are caused by gross negligence, willful misconduct or bad faith of Managing Member, as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction.
3.7    Liability for Deficits. None of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company, except to the extent otherwise provided by law with respect to third-party creditors of the Company.
3.8    Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property.
3.9    Retirement, Resignation, Expulsion, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. Subject to Section 8.2(g), the successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement.
3.10    Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions (except distributions described in Article VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.
3.11    [Reserved].
3.12    Covenants.
(a)    Each Member represents and covenants to the Company and each other Member that (i) it is and will remain a “United States person,” as defined in Section 7701(a)(30) of the Code and will not be subject to withholding under Section 1446 of the Code and (ii) it is not and will not become a Disqualified Entity.
(b)    The Managing Member covenants to the Company and each other Member that no part of the assets of the Company is or will be used predominantly outside of the United States.
(c)    Each Member covenants to the Company and each other Member that it will not take any action that would (i) cause the assets of the Company to become subject to the alternative depreciation system within the meaning of Section 168(g) of the Code or “tax-exempt use property”

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within the meaning of Section 168(h) of the Code; or (ii) result in the “recapture” under Section 50(a) of the Code of any ITC with respect to the Systems.
(d)    The Managing Member shall be required to perform its duties and obligations hereunder in good faith and in a manner reasonably believed to be in the best interest of the Company.
(e)    The Managing Member shall cause the Company to file (i) any applications, reports or other filings required to be made by the Company under any federal, state or local Legal Requirements applicable to the Members, the Company or the Project relating to the ownership, control and operation of the Project by the Company and (ii) any further filings that may be necessary, proper or advisable in connection with the matters referred to in clause (i) above; provided that the Managing Member shall provide the Class B Member and the Class C Member a reasonable opportunity to review and comment on any such filing that is outside of the normal course of operation of the Company or the Project prior to the submission thereof to the applicable Governmental Authority and shall consider in good faith all comments received from the Class B Member and the Class C Member. Each Member shall make their respective required filings under any other applicable Legal Requirements. In connection with the transactions contemplated by this Agreement, each of the Members and the Company shall: (A) cooperate with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 3.12(e), including, subject to applicable Legal Requirements, by permitting counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Authority addressing the terms of this Agreement; and (B) furnish to the other Parties such information and assistance as such Parties may reasonably request in connection with (x) the preparation of any submissions to, or agency proceedings by, any Governmental Authority, or (y) obtaining any consents, approvals or waivers required by any Governmental Authority.
3.13    Closing Obligations. The obligation of the Class C Member to make its Capital Contributions is unconditional, except as provided herein and in the ECCA, and subject to full recourse.
3.14    Events of Default. An event of default with respect to a Member shall occur upon the occurrence of any of the following with respect to such Member: (i) failure by such Member to make any Capital Contribution required to be made by such Member when due or perform any other obligation with respect to such payment and the same is not cured within 5 Business Days after notice that the same is due, (ii) such Member makes a material representation or warranty which was untrue or inaccurate when made, or (iii) a material breach by such Member of any provision in this Agreement. Without in any way limiting any other remedies available to the Class A Member, the Class B Member or the Class C Member hereunder, upon an event of default by any such Member, the other Members shall have the right to suspend performance of its obligations that are prevented by such default.

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3.15    Separateness. Each Member and the Company are separate and distinct entities, and the Members agree that the Company shall maintain its existence separate and distinct from any other Person, including, without limitation, adhering to the following:
(a)    The Company has not formed, acquired or held and shall not form, acquire or hold any Subsidiary;
(b)    The Company has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit any dissolution, winding up, liquidation, consolidation or merger or any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business;
(c)    The Company shall not incur any debt or contingent liabilities except as permitted by this Agreement;
(d)    The Company shall not commingle assets with those of any other Person and shall hold its assets in its own name;
(e)    The Company shall conduct its own business in its own name and not in the name of any other Person, including any Member;
(f)    The Company shall maintain bank accounts (if any), books and records separate from any other Person;
(g)    The Company shall observe all formalities of this Agreement and the Certificate of Formation;
(h)    The Company shall not identify itself as a department or division of any other Person;
(i)    The Company shall not acquire obligations or securities of its Members;
(j)    The Company shall pay its own liabilities out of its own funds;
(k)    The Company shall maintain adequate capital in light of its contemplated business operations and liabilities;
(l)    The Company shall use its own stationery, invoices and checks separate from those of any other Person, including any Member;
(m)    The Company shall pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;
(n)    The Company shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other Person;

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(o)    The Company shall not make any loans to any other Person other than in accordance with this Agreement;
(p)    The Company shall conduct all transaction and maintain relationship with any Affiliates on an arm's length basis and on commercially reasonable terms;
(q)    The Company shall not pledge its assets for the benefit of any other Person; and
(r)    The Company shall hold itself out as a separate entity, and shall use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity.
ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
4.1    Capital Contributions.
(a)    The Class C Member will make Capital Contributions to the Company at the times and in the amounts required under the ECCA. No Member will be obligated to make any Capital Contributions to the Company, except for the Capital Contributions of the Class C Member as required under the ECCA.
(b)    The Managing Member shall be entitled to cause the Company to enforce the obligations of the Class C Member with respect to the Initial Capital Contribution or either Subsequent Capital Contribution to be made on or after the Effective Date, and the Company shall have all remedies available at law or in equity in the event any such obligation is not satisfied.
4.2    Capital Accounts.
(a)    A Capital Account will be established and maintained for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code. If there is more than one Member in a class, then each of the Members in that class will have a separate Capital Account.
(b)    A Member’s Capital Account will be increased by (i) the amount of money the Member contributes to the Company, (ii) the Gross Asset Value of any property the Member contributes to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) the income and gain (or items thereof) that the Member is allocated by the Company, including any income and gain exempted from tax and gain described in Section 4.2(c). A Member’s Capital Account will be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the Gross Asset Value of any property distributed to the Member by the Company (net of liabilities secured by the property

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that the Member is considered to assume or take subject to under Section 752 of the Code), (vi) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., expenditures that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member, and (vii) losses and deductions (or items thereof) that are allocated by the Company to the Member, including losses described in Section 4.2(c), but the Capital Account will not be reduced again under this clause (vii) for expenditures that already reduced it under clause (vi).
(c)    The Gross Asset Values of all the Company assets will be adjusted to equal their respective Gross Fair Market Values upon the occurrence of any of the following events: (i) if any new or existing Member contributes more than a de minimis amount of money or property, (ii) if more than a de minimis amount of money or other property is distributed by the Company to a Member to redeem its Membership Interest, or (iii) if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Following the occurrence of an event in clauses (i) and (ii) the Managing Member will make an adjustment to Gross Asset Value only if it reasonably determines, after Consultation with the other Members, that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. In addition, the Gross Asset Value of any Company asset that is distributed to a Member will be adjusted to equal the Gross Fair Market Value of the asset on the applicable date of distribution. In the event the Gross Asset Value of any item of the Company’s property is adjusted as described in this Section 4.2(c), then the amount of the adjustment will be treated as an item of gain (if the adjustment increases the Gross Asset Value) or an item of loss (if the adjustment decreases the Gross Asset Value) from the disposition of such property.
(d)    Within thirty (30) days after the Effective Date, the Managing Member shall determine the Capital Account balance of each Member as of the Effective Date and shall deliver to each of the Members a schedule setting forth such balances. If any Member disputes the Managing Member’s determination of such Capital Account balances and notifies the Managing Member and the other Members in writing of such dispute within ten (10) Business Days after receiving the schedule setting forth the Managing Member’s determination, the Members will work together in good faith to resolve such dispute.
(e)    If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement (other than a Transfer solely constituting a pledge, mortgage, encumbrance or hypothecation), then the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.
(f)    The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations or any successor provisions.

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ARTICLE V

ALLOCATIONS
5.1    Maintenance of Separate Records for Phase 1 New Systems and Phase 2 New Systems. In order to properly carry out the allocations of income and loss as provided in this Article V, the income and loss from the ownership and operation of each of the Phase 1 New Systems and the Phase 2 New Systems during each Accounting Period shall be determined as set forth below and in Section 5.2.
(a)    For purposes of this Agreement, “Phase 1 New Systems Income and Losses” shall mean, for any Accounting Period, the net income or loss attributable to the Phase 1 New Systems, and all constituent items of income, gain, loss, and deduction included therein, determined by assigning to the Phase 1 New Systems (i) a pro rata share of all Operating Revenue, Extraordinary Shared Facility Revenue, and Extraordinary Shared Facility Maintenance Expenses for such Accounting Period based upon the Phase 1 New Systems Output Percentage for such Accounting Period, (ii) all Specially Allocated Phase 1 New System Items for such Accounting Period, and (iii) a pro rata share of Indirect Operating Expense for such Accounting Period based upon the Phase 1 New Systems Capacity Percentage for such Accounting Period.
(b)    For purposes of this Agreement, “Phase 2 New Systems Income and Losses” shall mean, for any Accounting Period, the net income or loss attributable to the Phase 2 New Systems, and all constituent items of income, gain, loss, and deduction included therein, determined by assigning to the Phase 2 New Systems (i) a pro rata share of all Operating Revenue, Extraordinary Shared Facility Revenue, and Extraordinary Shared Facility Maintenance Expenses for such Accounting Period based upon the Phase 2 New Systems Output Percentage for such Accounting Period, (ii) all Specially Allocated Phase 2 New System Items for such Accounting Period, and (iii) a pro rata share of Indirect Operating Expense for such Accounting Period based upon the Phase 2 New Systems Capacity Percentage for such Accounting Period.
(c)     The Members acknowledge and agree that the intent of the definitions of Phase 1 New Systems Income and Losses and Phase 2 New Systems Income and Losses under Section 5.1(a) and 5.1(b) and the special allocations of Phase 1 New Systems Income and Losses and Phase 2 New Systems Income and Losses under Section 5.3(a)(i) is to ensure that (i) 100% of the results of operation of the Phase 1 New Systems will be allocated either to the Class A Member or the Class B Member, in accordance with Section 5.3, and 100% of the results of operation of the Phase 2 New Systems will be allocated to the Class C Member, (ii) that 100% of the ITC and any state income tax credits attributable to the Phase 1 New Systems will be allocated to the Class B Member and 100% of the ITC and any state tax credits attributable to the Phase 2 New Systems will be allocated to the Class C Member, and (iii) that no ITC with respect to the Phase 1 New Systems and the Phase 2 New Systems will be subject to recapture under Code section 50, and the provisions of this Article V shall be interpreted in a manner that is consistent with that intent.

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(d)    For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Accounting Period” means each calendar month.
(ii)    “Extraordinary Shared Facility Maintenance Expenses” shall mean, for any Accounting Period, any expenses recognized under GAAP during such Accounting Period that are not due to a casualty or damages to equipment for which insurance proceeds will be available and are either “exclusions” to repairs of the Shared Facilities under Section 4.8 of the MOMA, or that relate to replacement or repair of the Shared Facilities that are not merely ordinary maintenance and that are expected to extend the useful life of any portion of the Shared Facilities for more than one year.
(iii)     “Extraordinary Shared Facility Revenue” shall mean, for any Accounting Period, any revenues recognized under GAAP during such Accounting Period (A) from any insurance proceeds due to damage or destruction of any Shared Facilities, to the extent that any such amounts received are in excess of the amount required to repair or replace such Shared Facilities, and (B) from any Governmental Authority as a result of payment for compensation due to any action in condemnation or eminent domain of all or any portion of the Shared Facilities.
(iv)    “Indirect Operating Expenses” shall mean, for any Accounting Period, all expenses recognized under GAAP during such Accounting Period that do not directly relate solely to the operation of the Phase 1 New Systems or solely to the operation of the Phase 2 New Systems, including, without limitation, the charges for all common utility services, rent, common permit fees, PJM meter charges and administrative fees and expenses (including, without limitation, bank charges, legal fees, and accounting and auditor fees), but excluding any items included in Extraordinary Shared Facility Maintenance Expenses, Specially Allocated Phase 1 New System Items or Specially Allocated Phase 2 New System Items; provided, however, that Indirect Operating Expenses shall not include charges for natural gas required by the Systems at the Site and for which reimbursement has or will be sought or advance payment has been made.
(v)    “Operating Revenue” shall mean, for any Accounting Period all revenues recognized under GAAP during such Accounting Period from the operation of the Project including net revenues from the sale of power, capacity and ancillary services into the PJM Market, revenues recognized from Delmarva or any successor in accordance with the Tariffs or any replacement thereof, interest and investment income, revenues from the Efficiency Guaranty (as defined in the MOMA), and any business interruption insurance proceeds or similar revenue replacement or revenue substitution insurance or other contracts, but excluding (A) any items included in Extraordinary Shared Facility Revenue, any Specially Allocated Phase 1 New System Items, and any Specially Allocated Phase 2 New System Items, (B) tax credits or tax benefits of any kind otherwise governed by Section 5.1(d)(x) or Section 5.1(d)(xi), (C) reimbursements or “pass-throughs” for the purchase of natural gas, (D) insurance proceeds otherwise governed by Section 5.1(d)(iii) (other than business interruption insurance proceeds), (E) warranty or guaranty

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payments by any manufacturer, contractor or operator of the Facilities or any part thereof otherwise governed by Section 5.1(d)(x) or Section 5.1(d)(xi), or (F) indemnification otherwise governed by Section 5.1(d)(x) or Section 5.1(d)(xi).
(vi)    “Phase 1 New Systems Output Percentage” shall mean, for any Accounting Period in which Phase 1 New Systems are in operation, the percentage determined by dividing the total output of the Phase 1 New Systems (measured in kWh as determined by the Bloom System Meters (as defined in the MOMA)) for such Accounting Period by the total combined output of the Phase 1 New Systems and the Phase 2 New Systems (measured in kWh as determined by the Bloom System Meters (as defined in the MOMA)) for such Accounting Period.
(vii)    “Phase 2 New Systems Output Percentage” shall mean, for any Accounting Period in which Phase 2 New Systems are in operation, the percentage determined by dividing the total output of the Phase 2 New Systems (measured in kWh as determined by the Bloom System Meters (as defined in the MOMA)) for such Accounting Period by the total combined output of the Phase 1 New Systems and the Phase 2 New Systems (measured in kWh as determined by the Bloom System Meters (as defined in the MOMA)) for such Accounting Period.
(viii)    “Phase 1 New Systems Capacity Percentage” shall mean, for any Accounting Period in which Phase 1 New Systems are in operation, the percentage determined by dividing the total nameplate capacity of the Phase 1 New Systems (measured in MW) for such Accounting Period by the total nameplate capacity of the Phase 1 New Systems and the Phase 2 New Systems (measured in MW) for such Accounting Period; provided, if during a given Accounting Period the total nameplate capacity of either the Phase 1 New Systems or the Phase 2 New Systems at the beginning of such Accounting Period differs from the total nameplate capacity of such Systems at the end of such Accounting Period, then the nameplate capacity of such Systems shall be calculated as the average of the daily nameplate capacity of such Systems during such Accounting Period.
(ix)    “Phase 2 New Systems Capacity Percentage” shall mean, for any Accounting Period in which Phase 2 New Systems are in operation, the percentage determined by dividing the total nameplate capacity of the Phase 2 New Systems (measured in MW) for such Accounting Period by the total nameplate capacity of the Phase 1 New Systems and the Phase 2 New Systems (measured in MW) for such Accounting Period; provided, if during a given Accounting Period the total nameplate capacity of either the Phase 1 New Systems or the Phase 2 New Systems at the beginning of such Accounting Period differs from the total nameplate capacity of such Systems at the end of such Accounting Period, then the nameplate capacity of such Systems shall be calculated as the average of the daily nameplate capacity of such Systems during such Accounting Period.
(x)    “Specially Allocated Phase 1 New System Items” shall mean, for any Accounting Period, all revenue, expenses, tax credits, depreciation, income, gains and losses recognized under GAAP during such Accounting Period that are unique or related only to the operation, ownership or disposition of the Phase 1 New Systems, such as, without limitation, fees under the MOMA for the Phase 1 New Systems, other costs and expenses specifically related to

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the Phase 1 New Systems, revenue and income in respect of recoveries under the other Transaction Documents that are unique to the Phase 1 New Systems (including, without limitation, payments pursuant to the Output Guaranty and the Output Warranty (in each case as defined in the MOMA) pertaining only to the Phase 1 New Systems and any indemnification payments pertaining only to the Phase 1 New Systems), and gain or loss from the sale or disposition of Phase 1 New Systems.
(xi)    “Specially Allocated Phase 2 New System Items” shall mean, for any Accounting Period, all revenue, expenses, tax credits, depreciation, income, gains and losses recognized under GAAP during such Accounting Period that are unique or related only to the operation, ownership or disposition of the Phase 2 New Systems, such as, without limitation, fees under the MOMA for the Phase 2 New Systems, other costs and expenses specifically related to the Phase 2 New Systems, revenue and income in respect of recoveries under the other Transaction Documents that are unique to the Phase 2 New Systems (including, without limitation, payments pursuant to the Output Guaranty and the Output Warranty (in each case as defined in the MOMA) pertaining only to the Phase 2 New Systems and indemnification payments pertaining only to the Phase 2 New Systems), and gain or loss from any sale or disposition of Phase 2 New Systems.
(e)    For purposes of determining the Phase 1 New Systems Output Percentage and the Phase 2 New Systems Output Percentage for any Accounting Period, in the event of a Bloom Systems Meter (as defined in the MOMA) malfunction, the parties hereto will cooperate in good faith to develop appropriate adjustments.
5.2    Revenue and Expense Statement.
(a)    Notwithstanding anything in this Agreement to the contrary, the Managing Member shall cause the Administrator to prepare and deliver to Class B Member and the Class C Member within twenty (20) days after the end of each Accounting Period a statement (the “Revenue and Expense Statement”) setting forth the Administrator’s good faith determination of each of the Members’ allocated (in accordance with Section 5.1 and 5.3) revenues, expenses, income, gains and losses for such Accounting Period including the information set forth in Schedule 5.2, and prepared in accordance with GAAP.
(b)    After receipt of each Revenue and Expense Statement from the Administrator, the Class B Member and the Class C Member shall have thirty (30) days to review the Revenue and Expense Statement. During each such thirty (30) day period, each such Member and its Representatives shall have reasonable access to the accounting records of the Company and to such historical financial information relating to the Revenue and Expense Statement as such Member may reasonably request for the purpose of reviewing the Revenue and Expense Statement and preparing a Statement of Objections (as defined below).
(c)    On or prior to the thirtieth (30th) day after the receipt of each Revenue and Expense Statement by the Class B Member and the Class C Member, each such Member may object to the Revenue and Expense Statement by delivering to the other such Member a written statement

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setting forth the objecting Member’s objections in reasonable detail, indicating each disputed item or amount and the basis for such objecting Member’s disagreement therewith (the “Statement of Objections”). If either the Class B Member or the Class C Member timely delivers the Statement of Objections, the Class B Member and the Class C Member shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections. If the Class B Member and the Class C Member are able to resolve such objections within such thirty (30) day period, the Revenue and Expense Statement and the calculation of the Phase 1 New Systems Income and Losses and the Phase 2 New Systems Income and Losses (and all components thereof), with such changes as may have been previously agreed upon in writing by such Members, shall be final and binding.
(d)    If the Class B Member and the Class C Member fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within the thirty (30) day period following delivery of the Statement of Objections, then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant who, acting as an expert and not an arbitrator, shall resolve the amounts in dispute only and make any resulting adjustments to the Revenue and Expense Statement and the calculation of the Phase 1 New Systems Income and Losses and/or the Phase 2 New Systems Income and Losses (and all applicable components thereof remaining in dispute) contained therein in each case in accordance with the terms of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the Class B Member and the Class C Member, and may engage any engineers or other professionals as the Independent Accountant deems necessary to assist with such determination.
(e)    The fees and expenses of the Independent Accountant (and any third parties engaged by the Independent Accountant) shall be paid fifty percent (50%) by the Class B Member and fifty percent (50%) by the Class C Member; provided, however, that if either, but not both, such Member’s initial submission as to net income or net income allocations varies by more than five percent (5%) from the determination of the Independent Accountant, that party will pay the fees and expenses of the Independent Accountant.
(f)    The Independent Accountant shall make a determination as soon as reasonably practicable within thirty (30) days (or such other time as the Class B Member and the Class C Member may agree in writing) after its engagement, and the Independent Accountant’s resolution of the disputed items and its adjustments to the Revenue and Expense Statement and the calculation of the Phase 1 New Systems Income and Losses and/or the Phase 2 New Systems Income and Losses (and any applicable components thereof) contained therein shall be conclusive and binding upon the Members, absent fraud.
5.3    Allocations. After giving effect to the allocations in Section 5.4, for purposes of maintaining Capital Accounts, all items of Company income, loss, gain, deduction and credit for any Fiscal Year will be allocated among the Members as follows:
(a)    Subject to Section 5.3(b) and Section 3.1(e):

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(i)    on and after the date hereof and until the Tariff Date, 100% of Phase 1 New Systems Income and Losses shall be allocated to the Class B Member, and 100% of Phase 2 New Systems Income and Losses shall be allocated to the Class C Member; and
(ii)    on and after the Tariff Date, 5% of Phase 1 New Systems Income and Losses shall be allocated to the Class A Member, 95% of Phase 1 New Systems Income and Losses shall be allocated to the Class B Member, and 100% of Phase 2 New Systems Income and Losses shall be allocated to the Class C Member.
Notwithstanding anything to the contrary in this Section 5.3(a), 100% of any gain or loss resulting from any sale or other disposition of the Phase 1 New Systems shall be allocated to the Class B Member and 100% of any gain or loss resulting from any sale or other disposition of the Phase 2 New Systems shall be allocated to the Class C Member.
(b)    No losses or deductions may be allocated to a Member pursuant to this Section 5.3 to the extent the allocation would lead to or increase a deficit in such Member’s Adjusted Capital Account. Losses or deductions that cannot be allocated to a Member by reason of this Section 5.3(b) will be allocated to the other Members.
5.4    Adjustments. The following adjustments will be made in the allocations in Section 5.3 to comply with Treasury Regulation Section 1.704-1(b):
(a)    In any Fiscal Year in which there is a net decrease in Company Minimum Gain, income and gain in the amount of the net decrease will be allocated to Members in the ratio required by Treasury Regulation Section 1.704-2. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and will be interpreted consistently therewith.
(b)    In any Fiscal Year in which there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, income and gain in the amount of the net decrease will be allocated to each Member who was considered to have had a share of such minimum gain at the beginning of the Fiscal Year in the ratio required by Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This provision is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(c)    In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), gross income will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Member’s Adjusted Capital Account as quickly as possible. However, an allocation will be made under this Section 5.4(c) only if and to the extent that the Member would have a deficit in its Adjusted Capital

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Account after all other allocations provided for in Sections 5.3 and 5.4 have been tentatively made as if this Section 5.4(c) were not in this Agreement.
(d)    In the event that any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year after all the other allocations in Section 5.3 and 5.4 have been taken into account, then the Member will be specially allocated items of Company income and gain as quickly as possible to eliminate the deficit.
(e)    Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same ratio as other income and loss under Section 5.3(a).
(f)    Any Member Nonrecourse Deductions for any Fiscal Year will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).
(g)    If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 734(b) of the Code, solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in the same ratio as other gain or loss for the Fiscal Year in which the adjustment occurs. This provision is intended to comply with Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) and (4) and will be interpreted consistently therewith.
(h)    The allocations in this Section 5.4 are required to comply with the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, the net amount of the allocations under this Article V and Section 10.2 to each Member will be the net amount that would have been allocated to each Member if this Agreement did not have this Section 5.4.
5.5    Tax Allocations.
(a)    All tax items of Company income, gain, deductions and losses for each Fiscal Year will be allocated in the same proportions as the allocations of book items of Company income, gain, deductions and losses were made for such Fiscal Year pursuant to Sections 5.3 and 5.4, provided, however, that (i) all state and federal tax credits (including, without limitation, the ITC) pertaining to the Phase 1 New Systems shall be allocated to the Class B Member in accordance with its 100% interest in Phase 1 New Systems Income and Losses and (ii) all state and federal tax credits (including, without limitation, the ITC) pertaining to the Phase 2 New Systems shall be

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allocated to the Class C Member in accordance with its 100% interest in Phase 2 New Systems Income and Losses.
(b)    Notwithstanding Section 5.5(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted basis of an item of Company property for United States federal income tax purposes and as determined under the definition of Gross Asset Value, allocations of income, gain, loss, and deduction will be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Gross Asset Value using the traditional method pursuant to Treasury Regulation Section 1.704-3(b).
(c)    To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of a Membership Interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment will affect the transferee only and will not affect the Capital Account of the transferor or transferee. In such case, the transferee will be required to agree to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Company’s assets and (ii) the depreciation or amortization method for any step-up in basis to the Company’s assets.
(d)    Solely for purposes of determining a Member’s proportionate share of the “excess non-recourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s share of such liability shall be consistent with the ratio of the Phase 1 New Systems Income and Losses over the sum of the Phase 1 New Systems Income and Losses and the Phase 2 New Systems Income and Losses, as to the Class B Member, and the ratio of the Phase 2 New Systems Income and Losses over the sum of the Phase 1 New Systems Income and Losses and the Phase 2 New Systems Income and Losses, as to the Class C Member, then in effect.
5.6    Transfer or Change in Company Interest. If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the change or Transfer occurs, all income, gains, losses, deductions, credits and other tax incidents resulting from the operations of the Company shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using the proration method permitted by Treasury Regulation Section 1.706-1(c)(2)(ii), unless otherwise agreed by all the Members.
5.7    Timing of Allocations. Items of income, gain, loss, deduction and credit will be allocated to the Members pursuant to this Article V as of the last day of each Fiscal Year; provided that such items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to Section 4.2(c) and prior to any distribution under Section 10.2.

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ARTICLE VI

DISTRIBUTIONS
6.1    Distributions.
(a)    With respect to all periods prior to the Tariff Date, except as provided otherwise in Sections 6.1(d) through 6.1(h) or Section 10.2, Company Distributable Cash will be distributed to the Members on each Distribution Date as follows:
(i)    to the Class B Member, any such Company Distributable Cash specifically relating to the Phase 1 New Systems or otherwise arising solely from the Phase 1 New Systems Income and Losses;
(ii)    to the Class C Member, any such Company Distributable Cash specifically relating to the Phase 2 New Systems or otherwise arising solely from the Phase 2 New Systems Income and Losses; and
(iii)     with respect to any Company Distributable Cash received with respect to an Accounting Period that does not specifically relate to either the Phase 1 New Systems or the Phase 2 New Systems and does not otherwise arise solely from either the Phase 1 New Systems Income and Losses or the Phase 2 New Systems Income and Losses, (A) a percentage equal to the Phase 1 New Systems Capacity Percentage for such Accounting Period to the Class B Member and (B) a percentage equal to the Phase 2 New Systems Capacity Percentage for such Accounting Period to the Class C Member;
with respect to clauses (i) through (iii), exclusive of any depreciation or amortization.
(b)    With respect to all periods on and after the Tariff Date, except as provided otherwise in Section 3.1(e), Sections 6.1(c) through 6.1(h) or Section 10.2, Company Distributable Cash will be distributed to the Members on each Distribution Date as follows:
(i)     to the Class A Member, 5% of any such Company Distributable Cash specifically relating to the Phase 1 New Systems or otherwise arising solely from the Phase 1 New Systems Income and Losses;
(ii)    to the Class B Member, 95% of any such Company Distributable Cash specifically relating to the Phase 1 New Systems or otherwise arising solely from the Phase 1 New Systems Income and Losses; and
(iii)    to the Class C Member, 100% of any such Company Distributable Cash specifically relating to the Phase 2 New Systems or otherwise arising solely from the Phase 2 New Systems Income and Losses; and

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(iv)    with respect to any Company Distributable Cash received with respect to an Accounting Period that does not specifically relate to either the Phase 1 New Systems or the Phase 2 New Systems and does not otherwise arise solely from either the Phase 1 New Systems Income and Losses or the Phase 2 New Systems Income and Losses, (A) a percentage equal to 5% of the Phase 1 New Systems Capacity Percentage for such Accounting Period to the Class A Member, (B) a percentage equal to 95% of the Phase 1 New Systems Capacity Percentage for such Accounting Period to the Class B Member and (C) a percentage equal to the Phase 2 New Systems Capacity Percentage for such Accounting Period to the Class C Member;
with respect to clauses (i) through (iv), exclusive of any depreciation or amortization.
(c)    The Managing Member shall determine the amount of Company Distributable Cash arising solely from the Phase 1 New Systems Income and Losses and the amount of Company Distributable Cash arising solely from Phase 2 New Systems Income and Losses for such purposes by only using (A) cash flows from items of income, revenue and gain included in Phase 1 New Systems Income and Losses to pay expenses and losses included in Phase 1 New Systems Income and Losses, and (B) cash flows from items of income, revenue and gain included in Phase 2 New Systems Income and Losses to pay expenses and losses included in Phase 2 New Systems Income and Losses.
(d)    Notwithstanding Section 6.1(a) or 6.1(b) or anything else to the contrary contained herein, before the Tariff Date:
(i)    (A) any proceeds derived from any sale or other disposition of any of the Phase 1 New Systems, (B) any proceeds released from any reserves held for the benefit of the Phase 1 New Systems, (C) any insurance proceeds related to the Phase 1 New Systems or (D) any warranty or guaranty payments related to the Phase 1 New Systems shall be distributed 100% to the Class B Member; and
(ii)    (A) any proceeds derived from any sale or other disposition of any of the Phase 2 New Systems, (B) any proceeds released from any reserves held for the benefit of the Phase 2 New Systems, (C) any insurance proceeds related to the Phase 2 New Systems or (D) any warranty or guaranty payments related to the Phase 2 New Systems shall be distributed 100% to the Class C Member;
provided that to the extent any such proceeds or payments are not specifically related to or are not derived from either the Phase 1 New Systems or the Phase 2 New Systems, then such proceeds or payments shall be applied as Company Distributable Cash pursuant to Section 6.1(a)(iii).
(e)    Notwithstanding Section 6.1(a) or 6.1(b) or anything else to the contrary contained herein but subject to Section 3.1(e), on or after the Tariff Date:
(i)    (A) any proceeds derived from any sale or other disposition of any of the Phase 1 New Systems on or after the Tariff Date shall be distributed 100% to the Class B

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Member, (B) any proceeds released from any reserves held for the benefit of the Phase 1 New Systems shall be distributed 5% to the Class A Member and 95% to the Class B Member to the extent such reserves were created on or after the Tariff Date and 100% to the Class B Member to the extent such reserves were created before the Tariff Date, (C) any insurance proceeds related to claims arising with respect to the Phase 1 New Systems on or after the Tariff Date shall be distributed 100% to the Class B Member and (D) any warranty or guaranty payments related to claims for acts on or after the Tariff Date to the Phase 1 New Systems shall be distributed 5% to the Class A Member and 95% to the Class B Member to the extent such payments relate to performance or earnings on or after the Tariff Date and 100% to the Class B Member to the extent such payments relate to performance or earnings before the Tariff Date; and
(ii)     (A) any proceeds derived from any sale or other disposition of any of the Phase 2 New Systems, (B) any proceeds released from any reserves held for the benefit of the Phase 2 New Systems, (C) any insurance proceeds related to the Phase 2 New Systems and (D) any warranty or guaranty payments related to the Phase 2 New Systems shall be distributed 100% to the Class C Member;
provided that to the extent any such proceeds or payments are not specifically related to or are not derived from either the Phase 1 New Systems or the Phase 2 New Systems, then such proceeds or payments shall be applied as Company Distributable Cash pursuant to Section 6.1(b)(iv).
(f)    Notwithstanding Section 6.1(a) or 6.1(b) or anything else to the contrary contained herein, (i) any indemnification payments or payments for damages made to the Company shall be distributed 100% to the Class B Member if related to the Phase 1 New Systems, the Class B Member or any of its members (or their Affiliates), (ii) any indemnification payment or payments for damages made to the Company shall be distributed 100% to the Class C Member if related to the Phase 2 New Systems, the Class C Member or any of its members or shareholders (or their Affiliates) and (iii) any other indemnification payment or payments for damages made to the Company shall be applied by the Managing Member toward remedying or addressing the issues or events giving rise to such payment or payments to the extent necessary as determined by the Managing Member in good faith, and any amounts not so applied shall be distributed pro rata between the Class B Member and the Class C Member based upon the Phase 1 New Systems Capacity Percentage and the Phase 2 New Systems Capacity Percentage for the Accounting Period(s) to which such indemnification or payments relate.
(g)    Notwithstanding Section 6.1(a) or 6.1(b) or anything else to the contrary contained herein, within three Business Days of receipt by the Company:
(i)    The proceeds of a Class B Draw Request shall be distributed 100% to the Class B Member; and
(ii)    The proceeds of a Class C Draw Request shall be distributed 100% to the Class C Member.

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(h)    Notwithstanding Section 6.1(a) or 6.1(b) or anything else to the contrary contained herein, any Company Distributable Cash determined by the Managing Member to specifically relate to, or to otherwise arise solely from, the Existing Systems (as defined in the Repurchase Agreement) shall be distributed to the Class A Member within thirty (30) days of the receipt of such Company Distributable Cash, to the extent not needed to pay expenses or other liabilities determined by the Managing Member to specifically relate to, or otherwise arise solely from, the Existing Systems (as defined in the Repurchase Agreement).
6.2    Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state or local tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company fails to withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, as determined by Managing Member, (a) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (b) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company or Managing Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.
6.3    Limitation upon Distributions. No distribution of Company Distributable Cash will be made if the distribution would violate any contract or agreement to which the Company is then a party (unless entered into in violation of this Agreement), the Act or any other Legal Requirement then applicable to the Company.
6.4    No Return of Distributions. Any distribution of Company Distributable Cash or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act and, to the full extent permitted by law, any Member receiving the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property; such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.
ARTICLE VII

ACCOUNTING AND RECORDS

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7.1    Reports.
(a)    The Managing Member shall cause the Administrator to prepare and deliver to each Member as soon as practical, but in no event later than thirty (30) days after the end of each calendar month, a written report in the form of Exhibit F (each, an “Operations Report”) that will include a summary of the kilowatt hours produced and sold by the Company during such month with respect to each of the Phase 1 New Systems and the Phase 2 New Systems, information regarding the availability during such month of each of the Phase 1 New Systems, the Phase 2 New Systems and the Shared Assets, notice of material events, including but not limited to, defaults under Material Contracts, notice of cancellation, termination or other material change in the insurance provided pursuant to the MOMA, any Material Adverse Effect that has occurred at the Company, any regulatory (including FERC) filings, and such other relevant operational information as may from time to time be reasonably requested by any other Member.
(b)    No later than November 1st of each calendar year, the Managing Member shall prepare or cause the Administrator to prepare, and shall submit to each Member, an annual capital and operating budget for the Company for the following Fiscal Year, which budget shall contain separate budgeting line items for each of the Phase 1 New Systems, the Phase 2 New Systems and the Shared Assets (the “Annual Budget”).
7.2    Books and Records and Inspection.
(a)    The Managing Member shall provide, or cause the Administrator to provide, to the Members:
(i)    monthly, within thirty (30) days after the end of each calendar month, unaudited monthly financial statements of the Company, prepared by the Managing Member or the Administrator, prepared on a GAAP basis (subject to normal year-end audit adjustments and lack of footnotes) as of the end of the immediately-preceding calendar month, including a balance sheet and statements of income and changes in members’ equity;
(ii)    quarterly, within forty-five (45) days after the end of each Quarter, unaudited quarterly financial statements of the Company, prepared by the Managing Member or the Administrator, prepared on a GAAP basis (subject to normal year-end audit adjustments and lack of footnotes) as of the end of the immediately-preceding Quarter, including a balance sheet and statements of income and changes in members’ equity; and
(iii)    annually, within one hundred twenty (120) days after the end of each Fiscal Year (as such dates may be extended or waived by the Members), audited annual financial statements and report for the Company, prepared by the Independent Accountant or such other accountant selected by the Class C Member, prepared on a GAAP basis as of the end of the immediately-preceding Fiscal Year, including a balance sheet and statements of income, changes in members’ equity and cash flows and related footnotes and accompanied by a report of the

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Independent Accountant or other accountant, as applicable, stating that their examination was made in accordance with generally accepted auditing standards and whether in its opinion such financial statements and report fairly present the Company’s cash flows, results of operations and changes in financial position on a GAAP basis; provided that the Class A Member shall be responsible for coordinating the preparation of audited financial statements for the Fiscal Year ending December 31, 2019 and for providing, or cause the Administrator to provide, to the Members audited annual financial statements and report for the Company for such Fiscal Year, and the Managing Member shall have no responsibility for preparing or delivering or causing the preparation or delivery of audited financial statements for such Fiscal Year; and provided further that all costs and expenses of the accountant in connection with such audited annual financial statements shall be paid by the Class C Member.
(b)    The Managing Member shall use commercially reasonable efforts to cause the Administrator to provide to the Managing Member such information as may be necessary for the Managing Member to keep and maintain full and accurate books of account, financial records and supporting documents that reflect, completely, accurately and in reasonable detail in all material respects, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and to prepare annual unaudited financial statements (including an income statement, balance sheet and statement of cash flows) with respect to the Company in accordance with GAAP. No Member shall have an obligation to provide to the Company or the other Member(s) any reports, statements or records prepared by the respective Member for its own internal reporting. The Managing Member shall ensure that financial records and reports of the Company shall be kept on an accrual basis and kept in accordance with GAAP.
(c)    In addition to and without limiting the generality of Section 7.2(a), the Managing Member shall cause the Company to keep and shall, on behalf of the Company, maintain at the Company’s principal office:
(i)    true and full information regarding the status of the financial condition of the Company, including any financial statements until the applicable statute of limitations expires with respect to the Company tax year to which such information and financial statements relate;
(ii)    promptly after becoming available, a copy of the Company’s federal, state, and local income Tax Returns for each year;
(iii)    minutes of the proceedings of the Members;
(iv)    a current list of the name and last known business, residence or mailing address of each Member;

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(v)    a copy of this Agreement and the Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto which have been executed and copies of written consents of Members;
(vi)    true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member;
(vii)    copies of records that would enable a Member to determine the Member’s share of Company Distributable Cash under Section 6.1 and the Members’ relative voting rights; and
(viii)    all records related to the production and sale of Energy by the Company as it relates to the Phase 1 New Systems and the Phase 2 New Systems, respectively.
(d)    Upon receiving reasonable prior notice to Managing Member, all books and records of the Company shall be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company; provided that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company’s business.
7.3    Bank Accounts, Notes and Drafts.
(a)    All funds not required for the immediate needs of the Company shall be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flow needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Members, and the Company’s funds shall not be commingled with any funds of any other Person, including any Member or any Affiliate of a Member.
(b)    The Members acknowledge that the Managing Member may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Managing Member shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution, so long as any such maintenance of funds is in compliance with the first sentence of Section 7.3(a).
(c)    Checks, notes, drafts and other orders for the payment of money shall be signed by such Persons as the Managing Member from time to time may authorize. When the Managing Member so authorizes, the signature of any such Person may be a facsimile.
7.4    Intentionally Omitted.

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7.5    Partnership Status and Tax Elections.
(a)    The Members intend that the Company will be taxed as a partnership for United States federal, state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.
(b)    The Company will make the following elections on the appropriate Tax Returns:
(i)    to the extent permitted under Section 706 of the Code, to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting or otherwise change its method of accounting;
(iii)    if a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs, to elect pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;
(iv)    to elect to amortize the organizational expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Section 709(b) of the Code; and
(v)    if approved in writing by Members representing a Class Majority Vote, any other election the Managing Member may deem appropriate.
7.6    Company Tax Returns.
(a)    The United States federal income Tax Returns for the Company and all other Tax Returns of the Company shall be prepared as directed by the Member chosen by the Managing Member (the “Tax Return Member”), which initially shall be the Class B Member. With respect to each period for which the Company is required to file income Tax Returns (each such period, a “Tax Year”), the Tax Return Member will cause the Company to prepare preliminary income Tax Returns and issue preliminary Schedules K-1 to the Members no later than March 1 of the following Tax Year. The Tax Return Member, with the consent of the Class B Member and the Class C Member, may extend the time for filing any such Tax Returns as provided for under applicable statutes; provided that, in the event of any such extension, the Tax Return Member shall provide each of the other Members with an estimate of such Member’s distributive share of each category of tax items of the Company described in Section 702(a) of the Code for such Tax Year within 20 days of the filing of such extension. At the Company’s expense, the Tax Return Member may cause the Company to retain an Accounting Firm to prepare or review and sign the necessary federal and state income

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Tax Returns and information returns for the Company. Each Member shall provide such information possessed by such Member, if any, as may be reasonably requested by the Company for purposes of preparing such Tax Returns. At least 30 days prior to filing the federal and state income Tax Returns of the Company, which shall be filed no later than September 15th of each calendar year, the Tax Return Member shall deliver to the Class B Member and the Class C Member for their review a copy of the Company’s federal and state income Tax Returns in the form proposed to be filed for each Fiscal Year and shall incorporate all reasonable changes to such proposed Tax Returns as are requested by such Members (who shall be required to make reasonable efforts to provide such changes at least 10 days prior to the filing date for such returns). The dispute provisions under Section 11.11 shall be invoked if either the Class B Member or the Class C Member requests any changes to any such Tax Return that are not accepted by the Tax Return Member; provided that the Accounting Firm preparing the Tax Return still must be willing to sign the Tax Return consistent with the resolution of the dispute; provided, further that if the dispute process would not be completed by the date that the Tax Return must be filed under this Section 7.6, then the Tax Return Member will file the Tax Return as prepared by the Tax Return Member (with all changes requested by the other Member that are accepted by the Tax Return Member) by the required date and will amend the Tax Return after a conclusion is reached in the dispute process if any issues in dispute are not resolved in favor of the Tax Return Member. Within 20 days after filing such federal and state income Tax Returns and information returns, the Tax Return Member shall cause the Company to deliver to each Member a copy of the Company’s federal and state income Tax Returns and information returns as filed for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.
(b)    If a Member notifies the Managing Member that any real property Taxes with respect to the Project were assessed against or invoiced to such Member, then the Managing Member will cause the Company to pay such Taxes in full and in a timely manner and, as appropriate, allocate such cost to either the Phase 1 New Systems Income and Losses or the Phase 2 New Systems Income and Losses.
7.7    Tax Audits.
(a)    The Class B Member is hereby designated as the initial “partnership representative,” as that term is used in Section 6223 of the Code (the “Partnership Representative”), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6241 of the Code, inclusive. The Class B Member is hereby directed and authorized to take whatever steps the Class B Member, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, taking such other action as may from time to time be required under the Treasury Regulations. The Class B Member shall remain as the Partnership Representative so long as it remains a Member and retains any ownership interests in the Company, unless the Class B Member elects to no longer serve as Partnership Representative, in which event the Class C Member, at its election, shall either serve as the Partnership Representative or select another Person to serve as the Partnership Representative.

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(b)    The Partnership Representative shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, except that the strategy to be taken in connection with any such defense and the selection of counsel shall be approved by the Member most likely to be impacted by the outcome of the audit (for example, if the matter at issue is primarily the Phase 2 New Systems, the Class C Member shall directly assist with the oversight of the defense and the Class B Member will reasonably cooperate). The Partnership Representative shall cause the Company to retain and to pay the fees and expenses of counsel approved as described in the preceding sentence and to pay the fees and expenses of other advisors chosen by the Partnership Representative. The Partnership Representative shall promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS by the Company relating to or potentially resulting in an adjustment of Company items, shall promptly advise each Member of the substance of any conversations with the IRS in connection therewith and shall keep the Members advised of all developments with respect to any proposed adjustments that come to its attention. In addition, the Partnership Representative shall (A) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (B) incorporate all reasonable changes or comments to such correspondence or filing requested by any other Member and (C) provide each Member with a final copy of correspondence or filing. The Partnership Representative will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences. Without the consent of the Class B Member and the Class C Member, which consent shall not be unreasonably withheld, conditioned or delayed, the Partnership Representative shall not (i) commence a judicial action with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS; (iii) file any request contemplated by Section 6227 of the Code; (iv) enter into an agreement extending the period of limitations as contemplated in Section 6235(b) of Code; or (v) file any election pursuant to Section 6221(b) of the Code. Notwithstanding anything in this Agreement to the contrary, in the event the Company receives a notice of final partnership adjustment under Section 6231 of the Code, the Company shall make, and the Partnership Representative is hereby authorized and directed to make on behalf of the Company, the election described in Section 6226 of the Code. It is the intent of the Members that if and to the extent a claim made by the IRS relates solely to the Phase 1 New Systems, the Class B Member shall control the resolution of such dispute, and if and to the extent such a claim relates solely to the Phase 2 New Systems, the Class C Member shall control the resolution of such dispute, even if the Class B Member or Class C Member, as applicable, is not the Partnership Representative, and each Member will reasonably cooperate with the other consistent with such intent.

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(c)    Any cost or expense incurred by the Partnership Representative in connection with its duties as Partnership Representative and shall be paid by the Company.
(d)    Notwithstanding anything to the contrary in this Section 7.7, each Member shall have the right to control any administrative or judicial proceedings relating to the amount of the ITC with respect to investments in the Phase 1 New Systems, as to the Class B Member, and the Phase 2 New Systems, as to the Class C Member or the eligibility of such investments for the ITC, and the Partnership Representative shall act as directed by such Member in connection with any such proceeding.
7.8    Cooperation. Subject to the provisions of this Article VII, each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company.
7.9    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the same as the taxable year of the Company. The taxable year of the Company will be a year that ends on December 31st of each calendar year, or such other year as may be required by applicable federal income tax law.
ARTICLE VIII

MANAGEMENT
8.1    Management. Each of the Members acknowledges and agrees that the Managing Member shall have the authority, powers and responsibilities described herein; provided that the Managing Member shall not (i) take or permit any action that would be a Major Decision hereunder without the prior occurrence of a Class Majority Vote approving such action, or (ii) refrain from taking any action that has been approved as a Major Decision hereunder. Except for (a) Major Decisions, and (b) as otherwise required by applicable Legal Requirements, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who shall take all actions for and on behalf of the Company not otherwise provided for in this Agreement. In addition, the Members may, with the consent of the Managing Member, vest in the Managing Member the authority to take actions for and on behalf of the Company not otherwise provided for in this Agreement. Any such vested authority shall require a Class Majority Vote.
8.2    Managing Member.
(a)    The Managing Member shall be the Member designated to act as such hereunder from time to time in accordance with the provisions of this Section 8.2 (the “Managing Member”). The initial Managing Member shall be the Class B Member.

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(b)    If the Class B Member notifies the Class C Member that the Class B Member desires to resign as Managing Member and desires for the Company to engage an independent manager to manage the Company, the Class B Member and the Class C Member shall work together in good faith to engage an independent third party to manage the Company and any such third party so engaged shall have all rights, powers and obligations of the Managing Member under this Agreement (or such additional or different rights, powers and obligations as the Class B Member, the Class C Member and such third party may agree) and all references to the “Managing Member” in this Agreement shall be deemed to refer to such third party; provided that the resignation of the Class B Member as Managing Member shall not become effective until a third party so approved by the Class B Member and the Class C Member has been engaged by the Company.
(c)    Notwithstanding anything to contrary in Section 8.2(a), upon a material breach by the Class B Member (including in its capacity as Managing Member, Tax Return Member, Partnership Representative or otherwise) under this Agreement, which material breach has not been cured within thirty (30) days of the Class B Member being notified of such material breach by the Class A Member or the Class C Member, as the case may be, the Class C Member shall have the sole and exclusive authority to remove the Class B Member as the Managing Member, Tax Return Member and Partnership Representative, subject to obtaining any necessary approvals from the Federal Energy Regulatory Commission; provided, however, that if such material breach cannot be cured within such period and such material breach does not result in a Material Adverse Effect, and as long as the Managing Member is proceeding with diligence to cure such material breach and has notified the Class C Member in writing of the actions being taken to so cure, the thirty (30) day cure period shall be extended by an additional sixty (60) days, for a total cure period of ninety (90) days; provided, further, that, for the avoidance of doubt, during such cure period in the case of the preceding clause, the Class B Member may continue as the Managing Member. Upon any such removal of the Class B Member as Managing Member, the Class C Member or, with the approval of the Class B Member (which the Class B Member may give or withhold in its sole and absolute discretion), the Class C Member’s designee shall be deemed to be the replacement Managing Member, in which event all references to the “Managing Member” in this Agreement shall be deemed to refer to the Class C Member or such designee. The Class B Member and the Class C Member shall cooperate respecting the transition of Managing Member duties and responsibilities, including in securing any necessary approvals from the Federal Energy Regulatory Commission.
(d)    The Managing Member will be responsible for and coordinate the operation and maintenance of the Project and shall operate and maintain the Project, or cause the Project to be operated and maintained, in accordance with the Prudent Operator Standard; provided, however, that the requirement related to the Prudent Operator Standard will be satisfied so long as Bloom or an Affiliate of Bloom is retained to provide operation and maintenance services for the Project (including under the MOMA). If Bloom ceases to operate and maintain the Project, including as a result of termination of the MOMA, the Class B Member and Class C Member shall work together in good faith to select a third party to operate and maintain the Project (a “Successor Operator”), and Class B Member will take reasonable actions necessary to facilitate the Successor Operator’s full access to all intellectual property rights contemplated under the IP License as necessary for the

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operation and maintenance of the Project. The selection of a Successor Operator and any corresponding agreement for the operation and maintenance of the Project shall require the approval of both the Class B Member and the Class C Member, and the requirement to operate and maintain the Project or cause the Project to be operated and maintained in accordance with the Prudent Operator Standard will be deemed satisfied by any Successor Operator so approved performing under an operation and maintenance agreement for the Project so approved. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall have no obligation to operate and maintain, or to coordinate the operation and maintenance of, the Project for any time period with respect to which neither Bloom nor any Successor Operator approved by the Class B Member and the Class C Member has been engaged by the Company to operate and maintain the Project.
(e)    The Managing Member hereby covenants to cause the Company to implement any Major Decisions approved under this Agreement, and not to take any Major Decisions without a Class Majority Vote.
(f)    The Managing Member shall be obligated to administer, enforce and diligently pursue all rights and remedies of the Company pursuant to all contracts to which the Company is a party in a commercially reasonable manner in accordance with their respective terms and the Prudent Operator Standard.
(g)    In addition to the rights of the Class C Member as set forth in Section  8.2(a) above, the other Members (other than the Class A Member) may at any time (i) remove a Managing Member following any Bankruptcy of the Managing Member or foreclosure or involuntary transfer of the Membership Interests held by the Managing Member (or any Bankruptcy of any Person that Controls the Managing Member), and (ii) fill any vacancy as Managing Member caused by such removal.
(h)    The Managing Member may, from time to time, designate one or more officers with such titles as may be designated by the Managing Member to act in the name of the Company with such authority as is delegated to the Managing Member hereunder and as may be delegated to such officer(s) by the Managing Member. Any such officers appointed by the Class A Member, acting as the Managing Member under the Third A&R LLCA, shall be deemed to be automatically removed from any such office upon the effectiveness of this Agreement, without any further action of any Person and any actions taken by such officers following such removal shall not have the power or authority to bind the Company. Any such officers appointed by the Class B Member, acting as the Managing Member, shall be deemed to be automatically removed from any such office upon the change of Managing Member pursuant to Section 8.2(a) or Section 8.2(g), without any further action of any Person and any actions taken by such officers following such date shall not have the power or authority to bind the Company; provided that all such officers shall cooperate with any such transition and shall provide written resignations or any further assurances regarding their removal as are reasonably requested by Southern.

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8.3    Major Decisions.
(a)    In addition to any other approval required by Applicable Law or this Agreement, Major Decisions are reserved to the Members, and none of the Company, the Managing Member, or any officer thereof shall do or take or make or approve any Major Decisions with respect to the Company without a Class Majority Vote.
(b)    The Managing Member will submit proposed Major Decisions to the Class B Members and the Class C Members in writing in accordance with Section 11.1 for their approval, with each submission setting forth in reasonable detail the Major Decision proposed and the basis for the Managing Member’s recommendation. Any Class B Member or Class C Member who fails to notify the Managing Member that it is approving or rejecting a proposed Major Decision within 10 Business Days after the date on which the Managing Member submits such proposed Major Decision to such Member shall be deemed to have approved the Major Decision.
8.4    Insurance.
(a)    The Managing Member shall cause the Company to acquire and maintain (including making changes to coverage and carriers) casualty, general liability (including product liability), property damage and/or other types of insurance consistent with the Prudent Operator Standard and in compliance with the insurance requirements set forth on Schedule 8.4 and as otherwise required under the Transaction Documents. The Managing Member shall cause the Class B Member and the Class C Member to be included as additional insured to all insurance policies required in accordance with the provisions of this Agreement. Each required insurance policy must be written as a primary policy not contributing to or in excess of any policies carried by the Class B Member or the Class C Member, and each must contain waivers of subrogation in favor of the Class B Member and the Class C Member.
(b)    Notwithstanding anything to the contrary in Section 8.4(a), the Managing Member shall be deemed to have satisfied its obligations under Section 8.4(a) if it contracts with Administrator to obtain and maintain on behalf of the Company insurance meeting the requirements set forth in Section 8.4(a), notwithstanding any failure by the Administrator to comply with its obligations.
8.5    Notice of Material Breach. The Managing Member shall promptly notify the Members (but in no event more than within 5 Business Days of obtaining actual knowledge) of any (a) notice of default delivered by a party to a Material Contract to the Company or the Managing Member or (b) default by a party to a Material Contract (other than the Company or any Affiliate thereof ) under such Material Contract, in the case of either clause (a) or (b), which default could reasonably be expected to cause material harm to the Company.
8.6    Letter of Credit.

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(a)    In the event that the Class B Member has (i) upon the occurrence of a Tariff Event (as defined in the Southern ECCA as in effect on the date hereof), a claim for Tariff Damages (as defined in the Southern ECCA as in effect on the date hereof) under Section 7.1(c) of the Southern ECCA or (ii) a claim for Assumed Tax Benefits Damages (as defined in the Southern ECCA as in effect on the date hereof) under Section 7.1(d) of the Southern ECCA, and, in either case, Bloom fails to pay such claim when due and payable, the Class B Member may request the Managing Member to cause the Company to draw on the Letter of Credit by delivering to Managing Member (with a copy to the Class C Member) a notice in the form of Exhibit G (with the items in brackets therein completed) along with a draft sight draft in the form of Exhibit A to the Letter of Credit (a “Class B Draw Request”); provided, no Class B Draw Request may exceed the Class B LC Cap.
(b)    In the event that the Class C Member has (i) a claim for Indemnified Costs under Section 7.1(b) of the ECCA, (ii) upon the occurrence of a Tariff Event, a claim for payment of Tariff Damages under Section 7.1(c) of the ECCA, (iii) a claim for Assumed Tax Benefits Damages under Section 7.1(d) of the ECCA, or (iv) a claim for Losses under Section 7.1(e) or Section 7.1(f) of the ECCA, and, in any case, Bloom fails to pay such claim when due and payable, the Class C Member may request the Managing Member to cause the Company to draw on the Letter of Credit by delivering to Managing Member (with a copy to the Class B Member) a notice in the form of Exhibit H (with the items in brackets therein completed), along with a draft sight draft in the form of Exhibit A to the Letter of Credit (a “Class C Draw Request”); provided, no Class C Draw Request may exceed the Class C LC Cap.
(c)    Upon receipt of an executed Draw Request, Managing Member shall complete and submit the sight draft to the Issuing Bank within 1 Business Day for the draw amount specified in the Draw Request (the “Draw Amount”) and take all other actions required to cause payment thereof by the Issuing Bank. The Draw Amount, upon receipt by the Company, will be treated as Company Available Cash and will be distributed in accordance with Section 6.1(g). If the Draw Amount is in excess of the Aggregate LC Cap, Managing Member will notify the Members thereof but will have no obligation to take any further action under this Section 8.6; provided, Managing Member shall have no obligation to calculate the Aggregate LC Cap and may rely on the certification in a Draw Request delivered in accordance with Section 8.6(a) or Section 8.6(b).
(d)    Until the date the LC Cap is reduced to $0.00, the Class A Member will renew the Letter of Credit annually either at least 15 days prior to expiration thereof or have it annually renewed automatically by its terms. If the Letter of Credit is not renewed as set forth in this Section 8.6(d), the Managing Member shall cause the Company to draw the full available amount of the Letter of Credit and cause the Company to hold such funds in escrow as cash security until an alternative letter of credit arrangement is instituted; provided that the Managing Member may cause amounts of such funds to be distributed to the Class B Member and the Class C Member equal to the Draw Amounts the Class B Member or the Class C Member, respectively, would have been entitled to request pursuant to Draw Requests if the Letter of Credit had not terminated, upon receipt of certification from the Class B Member or the Class C Member, as applicable (with a copy to the

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Class B Member or the Class C Member, as applicable), that such Member would have been so entitled.
(e)    Any cash collateral under the Letter of Credit or cash security held by the Company pursuant to Section 8.6(d) above as of December 31, 2025, will be released in full to the Class A Member to the extent funds remain.
(f)    Each of the parties will cooperate with each other to amend the Letter of Credit each month to reflect the reduced Aggregate LC Cap for such month, if any.
(g)    The Company is acting solely as the Members’ agent with respect to the Letter of Credit. The Company has and will have no legal or equitable interest in the Letter of Credit or the proceeds thereof at any time, and neither the Letter of Credit nor the proceeds thereof shall be property of the Company’s bankruptcy estate if the Company becomes a debtor under the Bankruptcy Code.
ARTICLE IX

TRANSFERS, CHANGES OF CONTROL AND INDEMNIFICATION
9.1    Restrictions Applicable to All Transfers by Members.
(a)    Each Member may sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto, or permit a Change of Control of any entity subject to a restriction on Change of Control under this Article IX (any such action, a “Transfer”), only in accordance with this Article IX.
(b)    A Member shall not Transfer or permit any Transfer of any Membership Interests if such Transfer would:
(i)    constitute a violation of any securities laws or any other applicable federal or state laws rules or regulations, or the order of any court or administrative body having jurisdiction over the Company or any of its assets or any material contract, lease, security, indenture or agreement binding on the Company or its assets;
(ii)    result in any adverse Tax effects on any non-transferring Member, unless the transferor has agreed to indemnify the other Members or the Company, as applicable, against any such adverse tax effects in a manner reasonably acceptable to the other Members;
(iii)    require the Company to register as an investment company under the 1940 Investment Company Act; or
(iv)    result in a transfer to a Disqualified Entity.

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Any attempted Transfer of a Membership Interest that does not comply with this Article IX shall be null and void and not recognized by the Company for any purpose and, for the avoidance of doubt, the Company and the non-transferring Member hereby reserve all of their respective remedies and recourse under contract and law with respect to any such Transfer, including (without limitation) the right to seek and obtain injunctive relief.
9.2    Conditions to Transfers of Membership Interests. Except as otherwise provided in this Article IX, all Transfers of Membership Interests must satisfy the following conditions in addition to the conditions set forth in Section 9.1:
(a)    The transferring Member must give written notice of the proposed Transfer to each of the other Members not less than 30 days prior to the effective date of the proposed Transfer;
(b)    The transferring Member and the prospective transferee must each execute, acknowledge and deliver to the Company (as applicable) an assignment agreement substantially in the form of Exhibit D and such other instruments as the other Members may reasonably deem necessary or appropriate to confirm the transferor’s intention that the transferee become a Member in its place and the transferee’s undertaking to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement and, to the extent the transferor is to be released from such obligations, the ECCA. The prospective transferee shall make the representations and warranties in such assignment agreement and be bound by this Agreement as of the date of such Transfer; provided that, unless the transferee becomes the Managing Member the covenants in Sections 3.12(b), (d) and (e) shall not apply;
(c)    The transferring Member and the prospective transferee shall pay any out-of-pocket expenses of the Company and the other Members resulting from the Transfer;
(d)    The transferring Member and the prospective transferee shall have all permits and consents required for such Transfer;
(e)    Such Transfer by a Member, other than a Transfer to an Affiliate of the transferring Member, shall not be a Transfer of less than such Member’s entire Membership Interests;
(f)    If the transferring Member is the Managing Member at such time, then the Transferee must be a Qualified Manager;
(g)    In the case of any Transfer by the Class B Member, the Class B Member shall assign to the transferee, and the transferee shall assume, all rights of Southern Power Company under the IP License;
(h)    The transferee of a Membership Interest and its Affiliates must not be in litigation or other material dispute with any of the other Members or their respective Affiliates;

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(i)    The transferring Member shall have obtained the prior written consent of the other Members (other than the Class A Member) to such transfer, not to be unreasonably withheld, conditioned or delayed; and
(j)    Such Transfer does not result in a material breach of a Project Document.
9.3    [Reserved].
9.4    Conditions to Changes of Control of Upstream Entities.
(a)    With respect to any Transfer that is a Change of Control of a Member (other than the Class C Member, so long as Assured Guaranty Municipal Corp. is the Class C Member), in addition to the conditions set forth in Section 9.1:
(i)    The transferring Person and the prospective transferee shall pay any out-of-pocket expenses of the Company or the other Members resulting from the Transfer;
(ii)    The transferring entity and the prospective transferee shall have all permits and consents required for such Transfer as they apply to the Company; and
(iii)    The transferring Member shall have obtained the prior written consent of the Class B Member and the Class C Member.
(b)    Upon any Change of Control of the Class B Member (other than a Change of Control of Southern Company or Southern Power Company), the Class B Member shall cease to be the Managing Member immediately upon receipt of any required Governmental Approvals and the Class C Member shall be entitled to appoint a new Managing Member.
(c)    For the avoidance of doubt, (1) a Change of Control of Bloom Energy Corporation shall not be deemed to be a Change of Control of the Class A Member, and (2) neither a Change of Control of Southern Company nor a Change of Control of Southern Power Company shall be deemed to be a Change of Control of the Class B Member.
9.5    Certain Permitted Transfers. Except as otherwise provided in Section 9.1 and this Section 9.5, notwithstanding the provisions set forth in Section  9.3, the following Transfers (the “Permitted Transfers”) may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person:
(a)    The grant of any security interest in any Membership Interest pursuant to any security agreement any Member may enter into with lenders;
(b)    any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Class B Membership Interest or Class C Membership Interest subject to a security

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interest referred to in Section 9.5(a); provided, however, that the requirements in Sections 9.2(a), (b), (d), (f), (g) and (j) shall be satisfied in respect of any such Transfer of such Membership Interests; and
(c)    any Transfer of any Class C Membership Interests in accordance with Section 7.1(f) of the ECCA.
9.6    Regulatory and Other Authorizations and Consents. In connection with any Transfer pursuant to Section 9.5 (the “Designated Transfer”), each Member involved shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for the Designated Transfer, and will cooperate fully with the other Members in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings, including the provision to such third parties and Governmental Authorities of such financial statements and other publicly available financial information with respect to such Member, as such third parties or Governmental Authorities may reasonably request; provided, however, that no Member involved shall have any obligation to pay any consideration to obtain any such consents. In addition, the Members involved shall keep each other reasonably apprised of their efforts to obtain necessary consents and waivers from third parties or Governmental Authorities and the responses of such third parties and Governmental Authorities to requests to provide such consents and waivers.
9.7    Admission. Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.
9.8    Security Interest Consent. If any Member grants a security interest in any Membership Interest in a Permitted Transfer, upon request by such Member, each other Member will execute and deliver to any person holding such security interest (for itself and/or for the benefit of other lenders) such acknowledgments, consents or other instruments as such person may reasonably request to confirm that such grant and any foreclosure or other exercise of remedies in respect of such Membership constitutes a Permitted Transfer under, and subject to the terms of, this Agreement.
9.9    Tag-along Rights.
(a)    Participation. If the Class B Member (the “Selling Member”) proposes to Transfer any portion of its Membership Interest (including any indirect Transfer of such Membership Interest effected by a direct or indirect Transfer by Southern Power Company of its membership interest in the Class B Member, but, for the avoidance of doubt, excluding any direct or indirect Transfer of any interests in Southern Company or Southern Power Company) to any Person that is not an Affiliate of the Class B Member (a “Proposed Transferee”), the Class C Member (the “Tag-

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along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 9.9.
(b)    Sale Notice. Prior to the consummation of any Tag-along Sale, the Selling Member shall deliver to the Company and the Tag-along Member a written notice (a “Sale Notice”) of the proposed Tag-along Sale no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Tag-along Sale. The Sale Notice shall make reference to the Tag-along Member’ rights hereunder and shall describe in reasonable detail: (i) the aggregate number of Class B Membership Interests the Proposed Transferee proposes to purchase; (ii) the identity of the Proposed Transferee; (iii) the proposed date, time and location of the closing of the Tag-along Sale; (iv) the purchase price per Class B Membership Interest, the form of consideration (cash or otherwise) and the other material terms and conditions of the Transfer; and (v) a copy of any form of agreement proposed to be executed in connection therewith.
(c)    Exercise of Tag-along Right.
(i)    The Tag-along Member shall have the right to Transfer in the Tag-along Sale such percentage of the Class C Membership Interests then held by the Tag-along Member as is equal to the percentage of the Class B Membership Interests proposed to be sold by the Selling Member in such Tag-along Sale (such amount, the “Tag-along Portion”).
(ii)    The Tag-along Member may exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so by no later than twenty (20) Business Days after receipt of the Sale Notice (the “Tag-along Period”).
(iii)    The election of the Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such election is made, the Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 9.9.
(d)    Waiver. If the Tag-along Member does not deliver a Tag-along Notice in compliance with Section 9.9(c)(ii) it shall be deemed to have waived all of the Tag-along Member’s rights to participate in the Tag-along Sale with respect to the Membership Interests owned by the Tag-along Member, and the Selling Member shall thereafter be free to sell to the Proposed Transferee the Class B Membership Interests identified in the Sale Notice at a per Class B Membership Interest price that is no greater than the applicable per Class B Membership Interest price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable to the Class B Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Member.
(e)    Conditions of Sale.

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(i)    In any Tag-along Sale in which the Tag-along Member elects to participate, the price per Class C Membership Interest purchased (prior to deduction of the Tag-along Member’s share of related expenses) shall equal the price per Class B Membership Interest purchased in such Tag-along Sale (prior to deduction of the Selling Member’s share of related expenses) multiplied by a fraction in which the numerator is the total nameplate capacity of the Phase 2 New Systems (measured in MW) and the denominator is the total nameplate capacity of the Phase 1 New Systems (measured in MW) as of the date of delivery of the Sale Notice.
(ii)    The Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale; provided, that the Tag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Membership Interests, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Member, and other matters relating to the Tag-along Member, but not any of the foregoing with respect to any other Members or their Membership Interests or the Company; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and the Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and the Tag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and the Tag-along Member in connection with the Tag-along Sale.
(f)    Cooperation. The Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 9.9(e)(ii).
(g)    Expenses. Fees and expenses incurred by the Company or by the Managing Member in connection with a Tag-along Sale in which the Tag-along Member elects to participate and for the benefit of both the Selling Member and the Tag-along Member (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of the Tag-along Member), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be borne by the Selling Member and the participating Tag-along Member on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale and neither the Managing Member nor the Company shall be obligated to incur any fees or expenses solely for the benefit of the Class C Member.
(h)    Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-along Notice (which such sixty (60) day period may be extended for a reasonable time not to exceed ninety (90) days to

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the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 9.9 without again fully complying with the provisions of this Section 9.9.
(i)    Transfers in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Membership Interests in breach of this Section 9.9, then the Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from the Tag-along Member, the number of Membership Interests that the Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 9.9, for a per Class C Membership Interest amount equal to the price per Class B Membership Interest multiplied by a fraction in which the numerator is the total nameplate capacity of the Phase 2 New Systems (measured in MW) and the denominator is the total nameplate capacity of the Phase 1 New Systems (measured in MW) as of the date of the sale or Transfer and for the form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Class B Membership Interests from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member. The Selling Member shall also reimburse the Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 9.9(i). Such right to sell and to be reimbursed shall be the Tag-along Member’s sole remedy for such breach.
9.10    Indemnification; Other Rights of the Members.
(a)    The Class A Member agrees to indemnify, defend and hold harmless the Class B Indemnified Parties, the Class C Indemnified Parties, and the Company from and against any and all Indemnified Costs (as determined by treating the Class A Member and the Managing Member (so long as the Class A Member or its Affiliate is serving as the Managing Member) as the “Indemnifying Party” for purposes of the definition of such term); provided, however, except with respect to Indemnified Costs (w) resulting from a breach of Sections 3.12(a), 9.1, 9.2, or 9.4, (x) resulting from fraud or willful misconduct, (y) resulting from failure to pay any amount due to Class B Indemnified Parties or Class C Indemnified Parties or the Company, as the case may be, under this Agreement or the ECCA or (z) resulting from a Third Party Claim, in no event will the Class A Member’s aggregate obligations (including any prior indemnity payments by the Class A Member under this Agreement or under the ECCA) to collectively indemnify the Class B Indemnified Parties, the Class C Indemnified Parties and the Company hereunder exceed the aggregate amount of distributions received by the Class A Member from the Effective Date through the date of such claim for indemnification.
(b)    Beginning on the Effective Date (or, with respect to any additional Member that becomes a Member after the Effective Date, on the first date on which such Person becomes a Member hereunder) and continuing thereafter, the Class B Member agrees to indemnify, defend and hold harmless the Class A Indemnified Parties and the Class C Indemnified Parties from and

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against any and all Indemnified Costs (as determined by treating the Class B Member and the Managing Member (so long as the Class B Member or its Affiliate is serving as the Managing Member) as the “Indemnifying Party” for purposes of the definition of such term); provided, however, except with respect to Indemnified Costs (x) resulting from fraud or willful misconduct, (y) resulting from failure to pay any amount due to Class A Indemnified Parties or the Class C Indemnified Parties, as the case may be, under this Agreement or the ECCA, or (z) resulting from a Third Party Claim, in no event will the Class B Member’s aggregate obligation (including any prior indemnity payments by the Class B Member under this Agreement or under the ECCA) to indemnify the Class C Indemnified Parties hereunder exceed the Capital Contributions of the Class C Member as of the date of such claim for indemnification or will the Class B Member’s aggregate obligation (including any prior indemnity payments by the Class B Member under this Agreement or under the ECCA) to indemnify the Class A Indemnified Parties exceed the aggregate amount of distributions received by the Class A Member from the Effective Date through the date of such claim for indemnification.
(c)    Beginning on the Effective Date (or, with respect to any additional Member that becomes a Member after the Effective Date, on the first date on which such Person becomes a Member hereunder) and continuing thereafter, the Class C Member agrees to indemnify, defend and hold harmless the Class A Indemnified Parties and the Class B Indemnified Parties from and against any and all Indemnified Costs (as determined by treating the Class C Member and the Managing Member (so long as the Class C Member or its Affiliate is serving as the Managing Member) as the “Indemnifying Party” for purposes of the definition of such term); provided, however, except with respect to Indemnified Costs (x) resulting from fraud or willful misconduct, (y) resulting from failure to pay any amount due to Class A Indemnified Parties or Class B Indemnified Parties under this Agreement or the ECCA or (z) resulting from a Third Party Claim, in no event will the Class C Member’s aggregate obligations (including any prior indemnity payments by the Class C Member under this Agreement or under the ECCA) to indemnify the Class B Indemnified Parties hereunder exceed the Capital Contributions of the Class B Member as of the date of such claim for indemnification or will the Class C Member’s aggregate obligation (including any prior indemnity payments by the Class C Member under this Agreement or under the ECCA) to indemnify the Class A Indemnified Parties exceed the aggregate amount of distributions received by the Class A Member from the Effective Date through the date of such claim for indemnification.
(d)    Other than with respect to Indemnified Costs resulting from Third Party Claims, no claim for indemnification may be made with respect to any Indemnified Costs (other than fraud, willful misconduct, or failure to pay any amount due to Indemnified Parties under any Transaction Document) until the aggregate amount of such costs for which indemnification is (or previously has been) sought by the Indemnified Party under all Transaction Documents exceeds One Hundred Thousand Dollars ($100,000) and once such threshold amount of claims has been reached, the relevant Indemnified Party and its Affiliates shall have the right to be indemnified for all such Indemnified Costs. Claims for indemnification under this Agreement and the other Transaction Documents shall not be duplicative of one another and shall not allow for duplicative recoveries.

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9.11    Indemnification of Members by the Company. Each Member Party shall be exculpated from liability for and defended, indemnified and held harmless by the Company as set forth in Section 3.6(a).
9.12    Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 9.10 that is not subject to Section 9.13 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any amounts that the Indemnified Party claims are subject to indemnification under the terms of this Article IX. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.
9.13    Third Party Claims. An Indemnified Party shall give written notice to the Indemnifying Party within 10 days after it has actual knowledge of commencement or assertion of any Third Party Claim in respect of which the Indemnified Party may seek indemnification under Section 9.10. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party under this Article IX, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable for such Third Party Claim pursuant to this Section 9.13, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim entails a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party or a risk of materially adversely affecting the Indemnified Party’s business (a “Third Party Penalty Claim”), to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided the Parties agree that the handling of any Tax contests involving the Company will be governed by Section 7.7. In the event that (i) the Indemnifying Party advises an Indemnified Party that the Indemnifying Party will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30  days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim in each case, at the sole cost and expense of the Indemnifying Party. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim,

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proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate to the extent commercially reasonable with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense unless otherwise specified herein; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition any such consent. Notwithstanding anything in this Section 9.13 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (i) settle or compromise any claim or consent to entry of judgment in respect thereof which involves any condition other than payment of money by the Indemnified Party, (ii) settle or compromise any claim or consent to entry of judgment in respect thereof without first demonstrating to Indemnified Party the ability to pay such claim or judgment, or (iii) settle or compromise any claim or consent to entry of judgment in respect thereof that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a full and complete release from all liability in respect of such claim.
9.14    No Duplication. Any liability for indemnification under this Article IX shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 9.10, only one recovery of Indemnified Costs per Indemnified Party shall be allowed.
9.15    Sole Remedy. Except in the case of fraud, willful misconduct or failure to pay, the enforcement of the claims of the Parties under Article IX of this Agreement are the sole and exclusive remedies that a Party shall have under this Agreement and the ECCA for the recovery of Indemnified Costs; provided, however, that notwithstanding anything to the contrary in this Agreement, each Party hereby reserves all equitable remedies.
9.16    Final Date for Assertion of Indemnity Claims. All claims by an Indemnified Party for indemnification pursuant to this Article IX resulting from breaches of representations or warranties in Article III of the ECCA shall be forever barred unless the other Party is notified within the time periods provided in Section 7.7 of the ECCA, provided that if written notice of a claim for indemnification has been given by an Indemnified Party on or prior to the last day of the applicable

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period, then the obligation of the other Party to indemnify such Indemnified Party pursuant to this Article IX shall survive with respect to such claim until such claim is finally resolved.
9.17    Reasonable Steps to Mitigate. Each Indemnified Party will take, at the Indemnifying Party’s own reasonable cost and expense, all reasonable commercial steps identified by Indemnifying Party to the Indemnified Parties to mitigate all Indemnified Costs (other than any such Indemnified Costs that are Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.
9.18    Net of Insurance Benefits. All Indemnified Costs shall be net of insurance recoveries from insurance policies of the Company (including under the existing title policies) to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Company in connection therewith, are distributed by the Company to the Indemnified Party; provided, however, such amount shall account for any costs or expenses incurred by the Indemnified Party in connection with obtaining insurance proceeds with respect to any breach or nonperformance hereunder.
9.19    No Consequential Damages. Indemnified Costs shall not include, and an Indemnifying Party shall have no obligation to indemnify any Indemnified Party for or in respect of, any punitive, consequential or exemplary damages of any nature including but not limited to damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement, power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of the Company’s customers, Members or Affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law unless payable by such Indemnified Party as part of a Third Party Claim; provided, however, that the lost profits or revenues (and the loss or use thereof) language set forth in this Section 9.19 shall not be interpreted to exclude from Indemnified Costs any damages, losses, claims, liabilities, demands charges, suits, Taxes, penalties, costs or expenses that would otherwise be included within the definition of Indemnified Costs because they result from a reduction in the profits of the Company.
9.20    Payment of Indemnification Claims. All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Parties involved. An Indemnifying Party may dispute any portion of an indemnification claim; provided, however, that such disputed indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Party together with interest at a market rate upon the final determination of the payable amount of the claim (if any) by a court of competent jurisdiction.

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9.21    Repayment; Subrogation. If the amount of any Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance or flow through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts, but taking into account any Tax benefit the Indemnified Party receives as a result of such repayment. Upon making any indemnity payment (other than any indemnity payment relating to Taxes), the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Indemnified Costs to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and the Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.21 will be construed to require any Party to obtain or maintain any insurance coverage.
ARTICLE X

DISSOLUTION AND WINDING-UP
10.1    Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:
(a)    the written consent of the Members representing a Class Majority Vote to dissolve and terminate the Company;
(b)    the entry of a decree of judicial dissolution under Section 18-802 of the Act;
(c)    the disposition of all or substantially all of the Company’s business and assets;
(d)    the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or
(e)    at any time there are no members of the Company unless the business of the Company is continued in accordance with the Act.
10.2    Distribution of Assets.
(a)    The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator may sell, and will use commercially

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reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. In no event, without the approval of Members by a Class Majority Vote, will a sale to a Member be for an amount that is less than fair market value (determined by the Appraisal Method if the Members (by a Class Majority Vote) are unable to agree on the fair market value).
(b)    The liquidator will first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine) in the order of priority as provided by law.
(c)    All assets of the Company will be treated as if sold.
(d)    Items of income, gain, loss and deduction for the taxable year of liquidation, including any gain or loss upon the deemed sale of a Company asset under Section 10.2(c) hereof, will be allocated among the members as provided under Section 5.3 after giving effect to the allocations in Section 5.4.
(e)    After the allocations in clause (d) have been made, then cash and property will be distributed pro rata to the Members in the amount of the positive balances in their Capital Accounts by the end of the taxable year during which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).
(f)    The distribution of cash and property to a Member under this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member, except as provided in Section 9.10.
10.3    In-Kind Distributions. There shall be no distribution of assets of the Company in kind without a prior Class Majority Vote.
10.4    Certificate of Cancellation.
(a)    When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

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(b)    Upon the filing of the certificate of cancellation, the existence of the Company shall cease.
(c)    All costs and expenses in fulfilling the obligations under this Section 10.4 shall be borne by the Company.
ARTICLE XI

MISCELLANEOUS
11.1    Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient at the address of such Member on Schedule 4.2(d) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth (5th) Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second (2nd) Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt; provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.
11.2    Amendment. Except for an amendment of Schedule 4.2(d), an amendment of Annex II to reflect the issuance of additional Membership Interests or a Transfer of Membership Interests, or an amendment in connection with the admission of a new Member, in each case in accordance with the terms of this Agreement, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by all Members.
11.3    Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.
11.4    Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of

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this Agreement, to take advantage of any of its rights hereunder, or to declare any other Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by the Person so failing of its rights with respect to that other Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by all Members affected by such waiver or consent and shall be delivered to the other Members in the manner described in Section 11.1.
11.5    Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.
11.6    Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the full extent permitted by Legal Requirements, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.
11.7    Entire Agreement. This Agreement, including the Schedules, Annexes and Exhibits attached hereto or incorporated herein by reference, and the ECCA constitute the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters.
11.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.
11.9    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

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11.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.
11.11    Dispute Resolution. In the event a dispute, controversy or claim arises hereunder, the aggrieved party will promptly provide written notification of the dispute to the other party within 10 days after such dispute arises. A meeting will be held promptly between the parties, attended by representatives of the parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties are not successful in resolving a dispute within twenty-one (21) days, the parties will thereafter be entitled to pursue all such remedies as may be available to them; provided that the parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in New York county, New York or any state of federal court in the State of Delaware with respect to any action or proceeding arising out of or relating to this Agreement. For the avoidance of doubt, no Member waives its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company.
11.12    Confidentiality.
(a)    Each of the Members shall, and shall cause their Affiliates and their respective stockholders, members, subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning the Class C Member, the Class B Member, any other Member, the Company and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, such Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by such Member or any of its Representatives, (ii) becomes available to such Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (iii) is required or requested to be disclosed by such Member or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc., the New York Department of Financial Services or other regulatory authority or self-regulatory authority having jurisdiction over such Member, (iv) is required or requested by the IRS in connection with the Project, including in connection with a request for any private letter ruling, any determination letter or any audit, (v) is required to be disclosed by such Member to its auditors and advisers (including, without limitation, legal and financial advisers) who need to know such information in connection with the transactions contemplated hereby and who are subject to duties of confidentiality or bound by confidentiality obligations consistent with those set forth in this Section 11.12(a) restricting further disclosure of such Confidential Information, (vi) is required to be disclosed to rating agencies requesting such information, or (vii) is independently developed by Member or any of its Representatives; provided that with respect to clauses (iii), (iv), (v) and (vi), if such Confidential Information remains or is reasonably believed to remain generally unavailable to the public, such information will remain Confidential Information

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in all other respects and for all other purposes. If such party becomes compelled by legal or administrative process to disclose any Confidential Information, such party will provide the other Members (to the extent it is legally able to do so) with prompt notice of any such disclosure (other than any disclosure in connection with routine regulatory filings, reviews or audits, or requests for regulatory approvals in the ordinary course of the recipient’s business, which, in each case, may be made without notice or restriction) so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.12(a) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 11.12(a) with respect to the information required to be disclosed, the first party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Members’ expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (iv) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(b)    Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, the Project Documents and Transaction Documents (including without limitation, the ownership, operation and administration of the Company), the Class A Member, the Class B Member, the Class C Member and their respective Affiliates will hold confidential and not disclose directly or indirectly, any of the economic terms particular to this Agreement and the ECCA, including the amount of any Member’s Capital Contribution, economic returns thereon or the identity of any Member other than with respect to the disclosures of the type described in clause (a)(i) through (vii) above or in clause (c) below that are permitted for the other Members and their respective Affiliates. The foregoing shall not restrict either the Class B Member or the Class C Member (or any Affiliate) from using project data related to the Project in connection with the development of other energy projects by such Member (or any of its Affiliates).
(c)    Nothing in Section 11.12(a) and (b) shall be construed as prohibiting a party hereunder or its Affiliates from using such Confidential Information in connection with (i) any claim against another Member or the Managing Member hereunder or under any other Transaction Document or Project Document, (ii) any exercise by a party hereunder of any of its rights hereunder and under any other Transaction Document or Project Document (including without limitation, the ownership, operation and administration of the Company) and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, or a potential financing of the Project; provided that such potential purchaser or lender shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed. In addition, each Member hereby acknowledges that the United States federal securities laws, among other things, prohibit certain persons in possession of material, non-public information concerning companies or securities from buying or selling

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securities issued by those companies or disclosing that material, non-public information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell). Notwithstanding anything herein to the contrary, the Parties and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such Party relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the Parties, their Affiliates, agents or advisors.
(d)    Notwithstanding Section 11.12(a), (b) and (c), Class C Member may issue a press release or disclose on its website or marketing materials the fact of its investment in the Company and the nature of its investment; provided (i) that the Class C Member must provide a copy of any such press release or the details of any such disclosure to the Class B Member at least two (2) Business Days prior to publication or disclosure thereof and (ii) that any such press release mentioning or referring to the Class B Member or any of its Affiliates (other than the Company) by name or setting forth the amount invested shall require the prior written consent of the Class B Member, not to be unreasonably withheld, condition or delayed.
11.13    Joint Efforts. To the full extent permitted by applicable Legal Requirements, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.
11.14    Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by law, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.
11.15    Survival. All representations, warranties, covenants and obligations made or undertaken by a Party in this Agreement or in any other Transaction Document are material, have been relied upon by the other Parties and, except as otherwise provided elsewhere in this Agreement (or, with respect to any representations, warranties, covenants and obligations made or undertaken in any other Transaction Document, in such Transaction Document), shall continue in full force and effect, together with the associated rights of indemnification, indefinitely; provided that all indemnities and reimbursement obligations made pursuant to this Agreement shall survive

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dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.
11.16    Effective Date. This Agreement shall have no force or effect unless and until the transactions contemplated by the ECCA to take place on the Closing Date occur, at which time this Agreement shall automatically and without any further action, other than the execution hereof, become effective simultaneously with the other actions occurring on the Closing Date.
11.17    Recourse Only to Member. The sole recourse of the Company for performance of the obligations of any Member hereunder shall be against such Member and its assets and not against any assets or property of any present or future stockholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate of such Member.
[Remainder of this page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, each Member has caused this Fourth Amended and Restated Limited Liability Company Agreement to be signed by a duly authorized officer as of the date first above written.

CLASS A MEMBER: DIAMOND STATE GENERATION HOLDINGS, LLC
By:
Name:
Title:

CLASS B MEMBER:

SP DIAMOND STATE CLASS B HOLDINGS, LLC
By:
Name:
Title:

DM_US 164459608-9.107145.0012

CLASS C MEMBER:
ASSURED GUARANTY MUNICIPAL CORP.

By:
Name:
Title:

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DM_US 164459608-9.107145.0012

ACKNOWLEDGED AND AGREED FOR PURPOSES OF SECTION 8.6(g):
COMPANY
DIAMOND STATE GENERATION PARTNERS, LLC

By:
Name:
Title:

DM_US 164459608-9.107145.0012

ANNEX I
DEFINITIONS
[See attached]

DM_US 164459608-9.107145.0012

ANNEX II
MEMBERSHIP INTERESTS

CLASS A MEMBERSHIP INTERESTS

Class A Member	Number of Class A Membership Interests Owned	Percentage of Class A Membership Interests Owned
Diamond State Generation Holdings, LLC	5	100%

CLASS B MEMBERSHIP INTERESTS

Class B Member	Number of Class B Membership Interests Owned	Percentage of Class B Membership Interests Owned
SP Diamond State Class B Holdings, LLC	100	100%

CLASS C MEMBERSHIP INTERESTS

Class C Member	Number of Class C Membership Interests Owned	Percentage of Class C Membership Interests Owned
Assured Guaranty Municipal Corp.	100	100%

Annex II - 1
DM_US 164459608-9.107145.0012

SCHEDULE 4.2(d)
MEMBER NAMES AND ADDRESSES

Member Name and Address
Diamond State Generation Holdings, LLC 4353 North 1st Street San Jose, CA 95134 Attn: Mark Mesler Email: [*]
SP Diamond State Class B Holdings, LLC
c/o Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: Adam Houston, Assistant Comptroller
E-mail: [*]

with copies to:

Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: John Pemberton, General Counsel
Attention: Sonnet Edmonds, Corporate Secretary
E-mail: [*][*]
Telephone: (404) [*]

Assured Guaranty Municipal Corp. 1633 Broadway New York, New York 10019 Attention: General Counsel Email: g[*]

Schedule 4.2(d) - 1
DM_US 164459608-9.107145.0012

Schedule 5.2
Revenue and Expense Statement Information
i.     Revenue allocation % calculation (including the Phase 1 New Systems Output Percentage and the Phase 2 New Systems Output Percentage)
ii.    Total revenue calculation (including Operating Revenue and Extraordinary Shared Facility Revenue)
iii.    PJM charges support
iv.    Total Red Lion and Brookside rental expense calculation
v.    Other COGS – utilities/communication line expenses supports
vi.    Professional Services Expenses – legal fees, etc. supports
vii.    Other Miscellaneous Expenses
viii.    Operating Expenses of the Project
ix.    Specially Allocated Phase 1 New System Items and Specially Allocated Phase 2 New System Items
x.    Phase 1 New Systems Income and Loss and Phase 2 New Systems Income and Loss

Schedule 5.2 - 1
DM_US 164459608-9.107145.0012

Schedule 8.4
Required Insurance
Insurance. At all times the Company shall maintain in force and effect the following insurance with insurance companies rated “A-” or better, with a minimum size rating of “X” by AM Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if AM Best’s Insurance Guide and Key Ratings shall no longer be published), which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to the Managing Member written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change or if notice from the insurer to the Managing Member of material adverse change is not available on commercially reasonable terms then Managing Member shall provide the Members with such notice as soon as reasonably possible after becoming aware of such change.
(a)    Commercial General Liability Insurance, including bodily injury and property damage liability (arising from premises, operations, contractual liability endorsements, products liability, or completed operations) with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual aggregate limit at policy inception;
(b)    If there is exposure, automobile liability insurance in accordance with prudent industry practice with a limit of not less than One Million Dollars ($1,000,000.00), combined single limit per occurrence;
(c)    Umbrella liability insurance acting in excess of underlying employer’s liability, commercial general liability and automobile liability policies with limits not less than Twenty Five Million Dollars ($25,000,000.00) per occurrence;
(d)     All Risk Property insurance shall be provided for all property and equipment with a limit of not less than the aggregate full replacement cost of the Project;
(e)    Business interruption coverage insuring the loss of expected gross revenues for a period of not less than 12 months; and
(f)    Environmental/pollution liability insurance with a limit of not less than Ten Million Dollars ($10,000,000.00) per claim.

Schedule 8.4
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EXHIBIT A
FORM OF CERTIFICATE FOR CLASS A MEMBERSHIP INTEREST
THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND DIAMOND STATE GENERATION PARTNERS, LLC MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.
THIS CERTIFICATE EVIDENCES AN INTEREST IN DIAMOND STATE GENERATION PARTNERS, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.
No. [A-[_]]    Class A Membership Interests
Diamond State Generation Partners, LLC
a Delaware Limited Liability Company
Certificate of Interest
This certifies that [___________________] is the owner of [5] Class A Membership Interests in Diamond State Generation Partners, LLC (the “Company”), which membership interests are subject to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, dated as of December 23, 2019, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).
This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.
IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized signatory this [__] day of [_______], 2019.

Diamond State Generation Partners, LLC
By:
Name:
Title:

Exhibit A - 1
DM_US 164459608-9.107145.0012

[Reverse]

INSTRUMENT OF TRANSFER OF
MEMBERSHIP INTEREST IN
Diamond State Generation Partners, LLC
FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto _______________________________________________

(print or type name of assignee)
the membership interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint __________________ as attorney to transfer said interest on the books of Diamond State Generation Partners, LLC, with full power of substitution in the premises.
Dated as of:

[____________________]
By:
Name:
Title:

Exhibit A - 2
DM_US 164459608-9.107145.0012

EXHIBIT B
FORM OF CERTIFICATE FOR CLASS B MEMBERSHIP INTEREST
THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND DIAMOND STATE GENERATION PARTNERS, LLC MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.
THIS CERTIFICATE EVIDENCES AN INTEREST IN DIAMOND STATE GENERATION PARTNERS, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.
No. [B-[_]]    Class B Membership Interests
Diamond State Generation Partners, LLC
a Delaware Limited Liability Company
Certificate of Interest
This certifies that [_____________________] is the owner of [100] Class B Membership Interests in Diamond State Generation Partners, LLC (the “Company”), which membership interests are subject to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, dated as of December 23, 2019, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).
This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.
IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized signatory this [___] day of [______], 2019.

Diamond State Generation Partners, LLC
By:
Name:
Title:

Exhibit B - 1
DM_US 164459608-9.107145.0012

DM_US 164459608-9.107145.0012

[Reverse]

INSTRUMENT OF TRANSFER OF
MEMBERSHIP INTEREST IN
Diamond State Generation Partners, LLC
FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto _______________________________________________

(print or type name of assignee)
the membership interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint __________________ as attorney to transfer said interest on the books of Diamond State Generation Partners, LLC, with full power of substitution in the premises.
Dated as of:

[____________________]
By:
Name:
Title:

Exhibit B - 2
DM_US 164459608-9.107145.0012

EXHIBIT C
FORM OF CERTIFICATE FOR CLASS C MEMBERSHIP INTEREST
THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND DIAMOND STATE GENERATION PARTNERS, LLC MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.
THIS CERTIFICATE EVIDENCES AN INTEREST IN DIAMOND STATE GENERATION PARTNERS, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.
No. [C-[_]]    Class C Membership Interests
Diamond State Generation Partners, LLC
a Delaware Limited Liability Company
Certificate of Interest
This certifies that [___________________] is the owner of [100] Class C Membership Interests in Diamond State Generation Partners, LLC (the “Company”), which membership interests are subject to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, dated as of December 23, 2019, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).
This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.
IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized signatory this [__] day of [_______], 2019.

Diamond State Generation Partners, LLC
By:
Name:
Title:

Exhibit C - 1
DM_US 164459608-9.107145.0012

[Reverse]

INSTRUMENT OF TRANSFER OF
MEMBERSHIP INTEREST IN
Diamond State Generation Partners, LLC
FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto _______________________________________________

(print or type name of assignee)
the membership interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint __________________ as attorney to transfer said interest on the books of Diamond State Generation Partners, LLC, with full power of substitution in the premises.
Dated as of:

[____________________]
By:
Name:
Title:

Exhibit C - 2
DM_US 164459608-9.107145.0012

EXHIBIT D
FORM OF ASSIGNMENT AGREEMENT
This ASSIGNMENT OF MEMBERSHIP INTERESTS, dated as of [_________] [__], 20[__] (this “Assignment Agreement”), is by and between [____________________], a [___________] (the “Assignor”) and [____________________], a [___________] (the “Assignee”).
W I T N E S S E T H :
WHEREAS, Diamond State Generation Partners, LLC, a Delaware limited liability company (the “Company”), was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on [___________], and is governed by the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 23, 2019, executed by the Assignor and [_______________], a [_________], with all amendments thereto (the “LLC Agreement”);
WHEREAS, the Assignor is currently a [Class A Member][Class B Member][Class C Member] of the Company;
WHEREAS, pursuant to the LLC Agreement, the Assignor has agreed to transfer to Assignee and Assignee has agreed to accept from the Assignor, on the terms and subject to the conditions set forth in the LLC Agreement, [Class A] [Class B] [Class C] Membership Interests of the Company;
WHEREAS, pursuant to the LLC Agreement, the parties thereto have agreed to admit the Assignee as a [Class A][Class B][Class C] Member of the Company; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:
1.    Defined Terms. All capitalized terms not defined herein are used herein as defined in the LLC Agreement.
2.    Instructions to Transfer to Assignee. As of the date hereof, the Assignor hereby assigns and transfers unto Assignee complete record and beneficial ownership of [__] [Class A][Class B][Class C] Membership Interests in the Company, together with all rights and benefits associated therewith and the Assignee hereby assumes from Assignor complete record and beneficial ownership of [__] [Class A][Class B][Class C] Membership Interests in the Company, together with all rights and benefits associated therewith. The Assignor hereby irrevocably instructs the Company to register on the books of the Company the transfer to Assignee of complete record and beneficial ownership of [__][Class A][Class B][Class C] Membership Interests in the Company previously owned by Assignor.

Exhibit D - 1
DM_US 164459608-9.107145.0012

3.    Further Assurances. Subject to the terms and conditions of the LLC Agreement, at any time, or from time to time after the date hereof, the Assignor and Assignee shall, at the other’s reasonable request, and at the requesting party’s expense, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Assignment Agreement, and take such other action as either of them may reasonably request in order to evidence the transfer effected hereby.
4.    Successors and Assigns. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.    Counterparts. This Assignment Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures hereto were upon the same instrument. This Assignment Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party.
6.    Governing Law. This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts performed in that State.
[Remainder of page intentionally left blank. Signature page to follow.]

Exhibit D - 2
DM_US 164459608-9.107145.0012

IN WITNESS WHEREOF, each party hereto has caused this Assignment of Membership Interests to be signed on its behalf as of the date first written above.

[______________________] as the Assignor
By:
Name:
Title:

[_____________________] as the Assignee
By:
Name:
Title:

Exhibit D - 3
DM_US 164459608-9.107145.0012

EXHIBIT E
MAJOR DECISIONS
1.Engage in any business or activity that is not related or incidental to, or consistent with, operation of the Phase 1 New Systems and Phase 2 New Systems and the activities contemplated by the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the MOMA and the Administrative Services Agreement;
2.Merge, consolidate, convert, or otherwise reorganize the Company with or into another entity or change the state or other jurisdiction where the Company is organized;
3.Convert or reorganize the Company into another entity form (including a corporation) or cause the Company to be taxed as a corporation for federal income tax purposes;
4.Amend or otherwise modify the LLC Agreement;
5.Dissolve the Company;
6.Adopt a business plan and/or budget, or amend, substitute, or modify any previously adopted business plan or budget, other than in accordance with Section 7.1(b);
7.Other than with respect to (i) transactions contemplated by the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement or (ii) as necessary to keep the Phase 1 New Systems and the Phase 2 New Systems in full operation or to comply with Applicable Laws or the Tariff, or (iii) transactions having a value or potential cost to the Company that is less than $500,000, individually or in the aggregate, either (A) purchase, lease, or otherwise acquire or improve property of any kind or nature, or purchase, lease, or otherwise acquire any additional interest therein, or (B) dispose of any property;
8.Guarantee the obligations of any Person;
9.Institute, prosecute, or settle any claim, litigation or other proceeding involving the Company in excess of $500,000, individually or in the aggregate, other than any claim, litigation or other proceeding by and among the Parties to the Transaction Documents in connection therewith;
10.Release any Person or Persons from any liability or potential liability to the Company in excess of $500,000, individually or in the aggregate;
11.Confess judgment against the Company;
12.File for Bankruptcy or make an assignment for the benefit of creditors or consent to the institution of any proceedings in bankruptcy against the Company, including any liquidation, dissolution or reorganization in Bankruptcy;

Exhibit F - 1
DM_US 164459608-9.107145.0012

13.Agree to indemnify, defend, or hold harmless any person except as part of commercial arrangements in the Ordinary Course of Business;
14.Other than entering into, and binding or obligating the Company with respect to, the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the ECCA, the Administrative Services Agreement and the MOMA (and any contracts specifically contemplated by those agreements), or as necessary to keep the Phase 2 New Systems and the Phase 1 New Systems in full operation or to comply with Applicable Laws or the Tariffs, enter into any transaction, or bind or obligate the Company with respect to any agreement (or series of related agreements), that has (or have) a potential value or cost to the Company of more than $500,000, individually or in the aggregate, or agree on behalf of the Company to any material amendment, modification, alteration, waiver, or adjustment with respect to any such transaction (including any material amendment, modification, alteration, waiver, or adjustment with respect to, the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the ECCA, the Administrative Services Agreement and the MOMA);
15.Other than entering into the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the ECCA, the Administrative Services Agreement and the MOMA, enter into, amend, restate, substitute, or modify, or make any other decision with respect to, any contract, agreement, transaction, or other arrangement between the Company and any Member or any affiliate of any Member;
16.Issue additional equity interests in the Company;
17.Grant any option, conversion right, right of first offer or refusal, or similar right to purchase any of the Company’s assets or any equity interest in the Company, with the exception of the sale of scrap, damaged or obsolete equipment;
18.Incur any indebtedness for borrowed money or loan any funds of the Company to any Person;
19.Create any Encumbrance on all or part of the Company’s assets, other than Permitted Liens;
20.Redeem or otherwise liquidate all or any portion of any equity interest in the Company;
21.Submit any regulatory filings, except in the ordinary course of business consistent with past practice;
22.Establish any reserves from Company Distributable Cash other than in accordance with an established budget;

Exhibit E - 2

DM_US 164459608-9.107145.0012

23.Enter into, amend, modify or terminate any energy marketing agreement or scheduling agreement, including that certain Energy Management Services Agreement dated as of March 2, 2012 between the Company and White Pine Energy Consulting, LLC;
24.Terminate any services required to be provided to the Company under the Administrative Services Agreement or remove or replace the Administrator thereunder;
25.Remove or replace the Operator pursuant to the MOMA or terminate or extend beyond the Tariff Date the Warranty Period pursuant to (and as defined in) the MOMA;
26.Agree to setoff any amounts owed by or to the Company under any Transaction Documents, the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement;
27.(a) Cause the Company to pay or incur any expense if the amount of such expense would exceed one hundred ten percent (110%) of the amount budgeted therefor in the Base Case Model; provided that the foregoing shall not restrict the ability of the Managing Member to pay or incur any expense needed to remedy any emergency or force majeure situation or (b) modify or vary the Base Case Model or the amount of any expenses budgeted therefor in the Base Case Model;
28.Consent to any waiver or amendment of the IP License;
29.Consent to any waiver or amendment of the Letter of Credit; or
30.Agree to do any of the foregoing.

Exhibit E - 3

DM_US 164459608-9.107145.0012

EXHIBIT F
FORM OF OPERATIONS REPORT

Exhibit F - 1
DM_US 164459608-9.107145.0012

Exhibit G
Form of Class B Draw Request
[Managing Member]
c/o Diamond State Generation Partners, LLC
[Address]
[Address]
[Address]
Attention: [___]
E-Mail: [___]

With a copy to:

Assured Guaranty Municipal Corp.
1633 Broadway
New York, New York 10019
Attention: General Counsel
Email: [*]
[Date]

RE:
Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, dated as of December 23, 2019 (as amended, modified for supplemented from time to time, the “LLCA”), by and between Diamond State Generation Holdings, LLC, a Delaware limited liability company, SP Diamond State Class B Holdings, LLC, a Delaware limited liability company (the “Class B Member”) and Assured Guaranty Municipal Corp., a New York insurance company. Capitalized terms used herein but undefined have the meanings set forth in the LLCA.

This Class B Draw Request is made pursuant to Section 8.6(a) of the LLCA for a Draw Amount of $[___].
The undersigned, an authorized representative of the Class B Member, hereby certifies that (i) it has a claim under Section 7.1 of the Southern ECCA for which Bloom has not paid when such claim was due and payable and (ii) the Draw Amount set forth above does not exceed the Class B LC Cap.
On behalf of the Class B Indemnified Parties the Class B Member directs the Company to draw an amount equal to the Draw Amount set forth above.
Attached hereto is a draft sight draft in the form of Exhibit A to the Letter of Credit for the Draw Amount set forth above.
CLASS B MEMBER:

Exhibit G - 1
DM_US 164459608-9.107145.0012

SP DIAMOND STATE CLASS B HOLDINGS, LLC
By:
Name:
Title:

Exhibit G - 2

DM_US 164459608-9.107145.0012

Exhibit H
Form of Class C Draw Request
[Managing Member]
c/o Diamond State Generation Partners, LLC
[Address]
[Address]
[Address]
Attention: [___]
E-Mail: [___]

With a copy to:

SP Diamond State Class B Holdings, LLC
c/o Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: Adam Houston, Assistant Comptroller
E-mail: [*]

and

Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: John Pemberton, General Counsel
Attention: Sonnet Edmonds, Corporate Secretary
E-mail: [*][*]
Telephone: (404) [*]
[Date]

RE:
Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, dated as of December 23, 2019 (as amended, modified for supplemented from time to time, the “LLCA”), by and between Diamond State Generation Holdings, LLC, a Delaware limited liability company, SP Diamond State Class B Holdings, LLC, a Delaware limited liability company and Assured Guaranty Municipal Corp., a New York insurance company (“Class C Member”). Capitalized terms used herein but undefined have the meanings set forth in the LLCA.

Exhibit H - 1
DM_US 164459608-9.107145.0012

This Class C Draw Request is made pursuant to Section 8.6(b) of the LLCA for a Draw Amount of $[___].
The undersigned, an authorized representative of the Class C Member, hereby certifies that (i) it has a claim under Section 7.1 of the ECCA for which Bloom has not paid when such claim was due and payable and (ii) the Draw Amount set forth above does not exceed the Class C LC Cap.
On behalf of the Class C Indemnified Parties the Class C Member directs the Company to draw an amount equal to the Draw Amount set forth above.
Attached hereto is a draft sight draft in the form of Exhibit A to the Letter of Credit for the Draw Amount set forth above.
CLASS C MEMBER:

ASSURED GUARANTY MUNICIPAL CORP.
By:
Name:
Title:

Exhibit H - 2

DM_US 164459608-9.107145.0012